Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

RIVER FINANCIAL CORPORATION

and

TRINITY BANCORP, INC.

dated as of

June 4, 2019

i

4.23	Insurance	14
4.24	Environmental Matters	14
4.25	Collective Bargaining	16
4.26	Labor Disputes	16
4.27	Benefit Plans	16
4.28	Derivative Contracts	18
4.29	Intellectual Property	18
4.30	Registration Statement	18
4.31	Form S-4	19
4.32	Intended Tax Treatment	19
4.33	Financial Capability	19
4.34	Brokers	19
4.35	No Additional Representations	19
Article 5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRINITY		19
5.1	Organization	20
5.2	Capital Stock	20
5.3	Subsidiaries	20
5.4	Financial Statements; Taxes	20
5.5	Absence of Changes or Effects	22
5.6	Title and Related Matters	23
5.7	Commitments	23
5.8	Charter and Bylaws	24
5.9	Litigation	24
5.10	Material Contract Defaults	24
5.11	No Conflict with Other Instrument	24
5.12	Governmental Authorization	24
5.13	Absence of Regulatory Communications; Filings	25
5.14	Absence of Material Adverse Effect	25
5.15	Insurance	25
5.16	Benefit Plans	25
5.17	Buy-Sell Agreement	27
5.18	Brokers	27
5.19	Approval of Agreement	27
5.20	Disclosure	27
5.21	Proxy Statement	28
5.22	Loans; Adequacy of Allowance for Loan Losses	28
5.23	Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act	28
5.24	Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act	29
5.25	Environmental Matters	29
5.26	Collective Bargaining	30
5.27	Labor Disputes	30
5.28	Derivative Contracts	30
5.29	Intellectual Property	30
5.30	Technology Systems	31

5.31	Community Reinvestment Act Compliance	31
5.32	Transaction Costs	31
5.33	Termination Penalties	31
5.34	No Additional Representations	31
Article 6 ADDITIONAL COVENANTS		32
6.1	Additional Covenants of River Financial	32
6.2	Additional Covenants of Trinity	37
Article 7 MUTUAL COVENANTS AND AGREEMENTS		42
7.1	Best Efforts, Cooperation	42
7.2	Public Announcements	42
7.3	Preparation of Proxy Statement and Registration Statement	42
7.4	Mutual Disclosure	43
7.5	Access to Properties and Records	43
7.6	Notice of Adverse Changes	44
Article 8 CONDITIONS TO OBLIGATIONS OF ALL PARTIES		44
8.1	Approval by Shareholders	44
8.2	Regulatory Authority Approval	44
8.3	Litigation	45
8.4	Registration Statement	45
Article 9 CONDITIONS TO OBLIGATIONS OF TRINITY		45
9.1	Representations, Warranties and Covenants	45
9.2	Adverse Changes	45
9.3	Closing Certificate	46
9.4	Fairness Opinion	46
9.5	Other Matters	46
9.6	Material Events	47
9.7	Tax Opinion	47
9.8	No Superior Proposal	47
Article 10 CONDITIONS TO OBLIGATIONS OF RIVER FINANCIAL		47
10.1	Representations, Warranties and Covenants	47
10.2	Adverse Changes	47
10.3	Closing Certificate	47
10.4	Support Agreements and Claims Letters	48
10.5	Other Matters	48
10.6	Dissenters	48
10.7	Material Events	48
10.8	Fairness Opinion	49
Article 11 TERMINATION OF REPRESENTATIONS AND WARRANTIES		49
Article 12 NOTICES		49
Article 13 AMENDMENT OR TERMINATION		50
13.1	Amendment	50
13.2	Termination	50
13.3	Damages	52
Article 14 DEFINITIONS		52
Article 15 MISCELLANEOUS		60
15.1	Expenses	60

15.2	Benefit and Assignment	61
15.3	Governing Law	61
15.4	Counterparts	61
15.5	Headings	61
15.6	Severability	61
15.7	Construction	61
15.8	Return of Information	62
15.9	Equitable Remedies	62
15.10	Attorneys’ Fees	62
15.11	No Waiver	62
15.12	Remedies Cumulative	62
15.13	Entire Contract	62

Exhibit A – Bank Merger Agreement

Exhibit B – Support Agreement

Exhibit C – Claims Letter

Exhibit D – Employee Term Sheet

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 4th day of June, 2019, by and between TRINITY BANCORP, INC. (“Trinity”), an Alabama corporation, and RIVER FINANCIAL CORPORATION (“River Financial”), an Alabama corporation.

WITNESSETH

WHEREAS, Trinity operates as a bank holding company for its wholly owned subsidiary, Trinity Bank (“Trinity Bank”), an Alabama banking corporation, with its principal office in Dothan, Alabama; and

WHEREAS, River Financial operates as a bank holding company for its wholly owned subsidiary, River Bank & Trust (“River Bank”), an Alabama banking corporation, with its principal office in Prattville, Alabama; and

WHEREAS, the board of directors of Trinity has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), advisable and in the best interests of Trinity and its shareholders, (ii) authorized and approved the execution, delivery and performance by Trinity of this Agreement and the consummation of the transactions contemplated hereby, subject to the terms and conditions herein, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of Trinity entitled to vote; and

WHEREAS, the board of directors of River Financial has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of River Financial and its shareholders, (ii) authorized and approved the execution, delivery and performance by River Financial of this Agreement and the consummation of the transactions contemplated hereby, subject to the terms and conditions herein, and (iii) approved the issuance of shares of River Financial Common Stock in connection with the Merger; and

WHEREAS, for U.S. federal income Tax purposes it is intended that each of the Merger and the Subsidiary Bank Merger (as defined herein) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, River Financial desires to acquire all of the issued and outstanding shares of common stock of Trinity in exchange for the Merger Consideration;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

Article 1
NAME

1.1Name. The name of the corporation resulting from the Merger shall be “River Financial Corporation.”

Article 2
MERGER — TERMS AND CONDITIONS

2.1The Merger. On the Effective Date, Trinity shall be merged (the “Merger”) with and into River Financial with River Financial as the surviving corporation (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the time of Merger or thereafter).

2.2Corporate Existence. On the Effective Date, the corporate existence of Trinity shall, as provided in the ABCL, be merged into and continued in River Financial, as the Resulting Corporation in the Merger. The Resulting Corporation shall then be deemed to be the same corporation as Trinity and River Financial. The offices and facilities of Trinity and of River Financial shall become the offices and facilities of the Resulting Corporation. All rights, privileges, powers, franchises and interests of Trinity and River Financial, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. All liabilities, obligations, and indebtedness of every kind and description of Trinity and River Financial, respectively, as of the Effective Date shall be transferred to and assumed by the Resulting Corporation by virtue of the Merger without any separate assignment, assumption, or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Trinity and River Financial, respectively, immediately before the Effective Date.

2.3Articles of Incorporation and Bylaws. On the Effective Date, following the Merger, the articles of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of River Financial as they existed immediately before the Effective Date.

2.4Resulting Corporation’s Board. The board of directors of the Resulting Corporation on the Effective Date shall consist of the board of directors of River Financial, provided that Brian McLeod, or such other designee selected by Trinity and reasonably acceptable to River Financial, shall be added as a director of River Financial as of the Effective Date (Mr. McLeod or such other designee, the “Trinity Director”).  The Trinity Director shall make a good faith effort to own or acquire 10,000 shares of River Financial Common Stock within three years following the Effective Date.

2.5Stockholder Approval. This Agreement shall be submitted to the shareholders of Trinity at a special or annual meeting of shareholders of Trinity (the “Trinity Shareholders Meeting”) to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Trinity, as required by the ABCL, the Merger shall become effective as soon as practicable thereafter in the manner provided in Section 2.7 hereof.

2.6Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Trinity acquired by River Financial as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Resulting Corporation are fully authorized in the name of Trinity or River Financial to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement.

2.7Effective Date and Closing. Subject to all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date and time specified in the Articles of Merger to be filed with the Secretary of State of the State of Alabama (such time being herein called the “Effective Date”). Assuming all other conditions stated in this Agreement have been or will be satisfied (or waived) as of the Closing, the Closing shall take place at the offices of River Financial, in Prattville, Alabama, at 5:00 p.m. as to the Merger on a date specified by River Financial that shall be as soon as reasonably practicable after the later to occur of (i) the Trinity Shareholders Meeting, and (ii) receipt of all required regulatory approvals under Section 8.2 and the expiration of any applicable waiting periods, or at such other place and time, and in such manner, that the Parties may mutually agree. It is the intention of the Parties that if reasonably practical, the Closing shall take place on a month that is not the last day of a fiscal quarter.

2.8Subsidiary Bank Merger. As soon as practicable after completion of the Merger, Trinity Bank will merge with and into River Bank (herein referred to as the “Resulting Bank” whenever reference is made to it as of the time of the Merger or thereafter) substantially in accordance with the terms of the Bank Merger Agreement set forth as Exhibit A hereto (the “Subsidiary Bank Merger”). Trinity will cooperate with River Financial, including the call of any special meetings of the board of directors of Trinity Bank and the filing of any regulatory applications, in the execution and filing of appropriate documentation relating to such merger. The Bank Merger Agreement shall provide that the board of directors of the Resulting Bank shall consist of the members of River Bank as of the effective date of the Subsidiary Bank Merger, provided that Robbin Thompson, or such other designee selected by Trinity and reasonably acceptable to River Financial, shall be added as a director of River Bank as of the effective date of the Subsidiary Bank Merger (Mr. Thompson or such other designee, the “Trinity Bank Director”). The Trinity Bank Director shall make a good faith effort to own or acquire 10,000 shares of River Financial Common Stock within three years of the Effective Date.

2.9Tax Treatment. It is intended that, for U.S. federal income Tax purposes, each of the Merger and the Subsidiary Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code. Each of the Parties shall use its commercially reasonable efforts to cause the Merger and the Subsidiary Bank Merger to qualify for this treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no Party will be required to agree to any such amendment). The Parties shall report the Merger and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with such qualification unless, and then only to the extent, an alternative position is required pursuant to a final determination under applicable Law. No Party shall take any action or fail to take any action, or allow any affiliate to take any action or fail to take any action, that would reasonably be expected to prevent any of the foregoing.

Article 3
CONVERSION OF ACQUIRED CORPORATION STOCK

3.1Conversion of Trinity Common Stock. On the Effective Date, by virtue of the Merger and without any action on the part of River Financial or Trinity, or any of their shareholders, each share of common stock, par value $.01 per share of Trinity (the “Trinity Common Stock”) outstanding and held of record by Trinity’s shareholders shall be converted by operation of law and without any action by any holder thereof into the right to receive a combination of shares of River Financial Common Stock and cash (the “Merger Consideration”) as specified below. Specifically, each outstanding share of Trinity Common Stock shall (subject to Section 3.4 and Section 3.6 hereof), be converted into $3.50 in cash and 0.44627 shares of River Financial Common Stock (based on a cash value of $27.00 per whole share of River Financial Common Stock (subject to adjustment pursuant to Section 3.4, the “Cash Value”)), provided fractions of shares shall not be issued. Fractions will be paid in cash based on the Cash Value. Subject to Section 3.4 and Section 3.6 hereof, the total aggregate Merger Consideration shall be approximately $27,072,138. Shares of Trinity Common Stock held by Trinity (other than as fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.2Surrender of Trinity Common Stock. On and after the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Trinity Common Stock shall be entitled, upon surrender to River Financial of a letter of transmittal, in form and substance mutually agreed upon by the Parties, together with such holder’s certificate or certificates representing shares of Trinity Common Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as River Financial or its transfer agent may reasonably require and an indemnity agreement if River Financial or its transfer agent reasonably requires) to receive in exchange therefor a certificate or certificates representing the number of whole shares of River Financial Common Stock and cash into and for which the shares of Trinity Common Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Trinity Common Stock and which is to be converted into the Merger Consideration shall for all purposes evidence ownership of the River Financial Common Stock (and cash) into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such River Financial Common Stock shall be made until the certificates previously representing shares of Trinity Common Stock shall have been properly tendered.

3.3Fractional Shares. No fractional shares of River Financial Common Stock shall be issued, and each holder of shares of Trinity Common Stock having a fractional interest arising upon the conversion of such shares into shares of River Financial Common Stock shall, at the time of surrender of the certificates previously representing Trinity Common Stock, be paid by River Financial the Cash Value for such fractions.

3.4Adjustments. In the event that prior to the Effective Date River Financial Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the River Financial Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of River Financial Common Stock into which the Trinity Common Stock shall be converted. In the event that, at any time or from time to time prior to the Effective Date, River Financial issues River Financial Common Stock at a price less than the Cash Value as initially set in Section 3.1 (other than as a result of the exercise of options to purchase River Financial Common Stock under River Financial option plans or other benefit plans or arrangements that are outstanding as of the date of this Agreement), the Cash Value shall automatically be downward adjusted to the lowest such issuance price.

3.5River Financial Common Stock. The shares of River Financial Common Stock issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

3.6Dissenting Rights. Any shareholder of Trinity who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the ABCL, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of the Trinity Common Stock held by such shareholder. If after the Effective Date, a dissenting shareholder of Trinity fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of Trinity Common Stock, River Financial shall issue and deliver the Merger Consideration to which such holder of shares of Trinity Common Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Trinity Common Stock held by him or her.

Article 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF RIVER FINANCIAL

Except as disclosed and set forth in the disclosure letter delivered by River Financial to Trinity prior to the execution of this Agreement (the “River Financial Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4, or to one or more of River Financial’s covenants contained herein (provided that the mere inclusion of an item in the River Financial Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect)), River Financial represents, warrants and covenants to and with Trinity as follows:

4.1Organization.

(a)River Financial is an Alabama corporation and River Bank is an Alabama banking corporation, each duly organized, validly existing and in good standing under the Laws of the State of Alabama. Each of River Financial and River Bank has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification, except where the failure to qualify would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on River Financial.

(b)River Financial has no direct Subsidiaries other than River Bank, and there are no Subsidiaries of River Bank, other than River Regions Properties LLC. River Financial owns all of the issued and outstanding capital stock of River Bank free and clear of any Liens and River Bank owns all of the issued and outstanding membership interests of River Regions Properties LLC free and clear of any Liens. All of the issued and outstanding shares of capital stock of River Bank and all of the issued and outstanding membership interests of River Regions Properties LLC have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 5,000,000 shares of common stock, par value $1.00 per share, authorized of River Bank, 3,043,612 of which are issued and outstanding and wholly owned by River Financial. River Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. River Regions Properties LLC has no arrangements or commitments obligating it to issue membership interests in it or any securities convertible into or having the right to purchase membership interests in it.

4.2Capital Stock.

(a)The authorized capital stock of River Financial consists of 10,000,000 shares of Common Stock, $1.00 par value per share (the “River Financial Common Stock”), of which as of the date of this Agreement, 5,703,547 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights, and 368,625 shares subject to options. Other than such options, River Financial does not have any arrangement or commitments obligating it to issue shares of its capital stock or any securities convertible into or having rights to purchase shares of its capital stock. All outstanding shares of its capital stock, and all outstanding options to acquire its capital stock, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. The shares of River Financial Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens.

(b)The authorized capital stock of each Subsidiary of River Financial is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by River Financial.

4.3Financial Statements; Taxes.

(a)River Financial has delivered or made available to Trinity copies of the following financial statements of River Financial, as filed with the SEC:

(i)Consolidated statements of financial condition (balance sheets) as of December 31, 2017, December 31, 2018, and March 31, 2019;

(ii)Consolidated statements of income (operations) for each of the three years ended December 31, 2016, 2017 and 2018 and the quarter ended March 31, 2019;

(iii)Consolidated statements of cash flows for each of the three years ended December 31, 2016, 2017 and 2018 and the quarter ended March 31, 2019;

(iv)Consolidated statements of comprehensive income for the years ended December 31, 2016, 2017 and 2018; and

(v)Consolidated statements of changes in stockholders’ equity for the three years ended December 31, 2016, 2017 and 2018 and the quarter ended March 31, 2019.

(b)All such financial statements are in all material respects in accordance with the books and records of River Financial and have been prepared in accordance with GAAP and SEC Regulation S-X applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of River Financial and its Subsidiaries. Except as and to the extent reflected or reserved against it in such balance sheets (including the notes thereto), neither River Financial nor River Bank had, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, cash flows, comprehensive income and changes in stockholders’ equity present fairly the results of operations, cash flows, comprehensive income and changes in stockholders’ equity of River Financial and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to any unaudited interim financial statements of River Financial which may be presented to Trinity or that have been filed with the SEC, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure. All journal entries have been appropriately made in the books and records of River Financial.

(c)All income and other material Tax returns required to be filed by or on behalf of a River Financial Company have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all such returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under Section 4.3(a)(i) are, to the Knowledge of River Financial, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of all of the River Financial Companies accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which any River Financial Company may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of River Financial, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of any River Financial Company. No River Financial Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(d)Each River Financial Company has withheld from its employees (and timely paid to the appropriate government entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including income, social security and employment Tax withholding for all types of compensation). Each River Financial Company is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) reasonably necessary to comply with, all material information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

4.4Absence of Changes or Effects. Since the date of the most recent balance sheet provided under Section 4.3(a)(i) above, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, no River Financial Company has:

(a)issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or adjusted, split, reclassified any shares of River Financial Common Stock or any capital stock of any Subsidiary, other than pursuant to the exercise, pursuant to their terms, of any options outstanding at the date of this Agreement or issued in the ordinary course;

(b)borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except customary banking transactions and borrowings, obligations (including FHLB advances and purchases of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c)paid any material obligation or Liability (absolute or contingent) other than Liabilities reflected in or shown on the most recent balance sheet referred to in Section 4.3(a)(i) and Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d)declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders (except for inter-company dividends or distributions), or purchased or redeemed, or agreed to purchase or redeem except for purchases that may be used for ESOP purposes or isolated repurchases not material to River Financial, directly or indirectly, or otherwise acquire, any of its outstanding securities, except for dividends and distributions paid in the ordinary course of business and consistent with past practice;

(e)except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f)except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g)suffered any Losses or waived any rights of value which in either event in the aggregate would have a Material Adverse Effect on River Financial considering its business as a whole;

(h)except in the ordinary course of business, made or permitted any amendment or termination of any Contract or license to which it is a party if such amendment or termination is material considering its business as a whole or made any, or agreed to make, any capital expenditures in amounts exceeding $100,000 individually or $250,000 as a whole;

(i)except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or agreed to make any severance or termination pay to any present or former officer or employee;

(j)except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k)received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition or results of operations;

(l)failed to operate its business in the ordinary course so as to preserve its business substantially intact and to preserve in a material way the goodwill of its customers and others with whom it has business relations; or

(m)agreed in writing, or otherwise, to take any action described in clauses (a) through (l) above, excluding (k).

4.5No Conflict with Other Instrument. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract to which River Financial or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the articles of incorporation or bylaws of River Financial or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law or Order binding on them or any of their Assets.

4.6Absence of Material Adverse Effect. Since the date of the most recent balance sheet provided under Section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on River Financial.

4.7Approval of Agreement; Requisite Consents.

(a)The board of directors of River Financial has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by River Financial of this Agreement. This Agreement constitutes the legal, valid and binding obligation of River Financial, enforceable against it in accordance with its terms without any action, vote or approval of River Financial’s shareholders. Subject to the matters referred to in Section 8.2, River Financial has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. River Financial has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

(b)No Consent, Permit, notice, or filing of or with any governmental entity is required to be obtained or made by River Financial or its Subsidiaries in connection with the execution, delivery, and performance by River Financial of this Agreement or the consummation by it and its Subsidiaries of the transactions contemplated hereby, except for: (i) the filing of Articles of Merger as contemplated by Section 2.7 with the Secretary of State of the State of Alabama; (ii) the filing with the SEC of the Form S-4 pursuant to Section 7.3 and the SEC’s declaration of its effectiveness under the 1933 Act, and (C) the filing of such reports under the 1934 Act as may be required in connection with this Agreement, the Merger, and Merger Consideration, and the other transactions contemplated by this Agreement; (iii) such Consents, if any, as may be required under the HSR Act or other antitrust Laws, in any case that are applicable to the Agreement; (iv) such filings, Permits, Consents, if any, as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the approvals described in Section 8.2; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on River Financial.

4.8Subsidiaries. Each Subsidiary of River Financial has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon River Financial and its Subsidiaries considered as one enterprise; and River Bank has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act.

4.9Litigation. Except as disclosed in or reserved for in River Financial’s financial statements, there is no Litigation (whether or not purportedly on behalf of River Financial) pending or, to the Knowledge of River Financial, threatened against or affecting any River Financial Company (nor does River Financial have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any Order or Liability not fully covered by an insurance policy in excess of the policy’s deductible amount or which is reasonably likely to have a Material Adverse Effect on River Financial, and no River Financial Company is in Default with respect to any Order or Law of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on River Financial. To the Knowledge of River Financial, each River Financial Company has complied in all material respects with all material applicable Laws including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, except for such failures to so comply as would not reasonably be expected to have a Material Adverse Effect on River Financial.

4.10Compliance. River Financial and its Subsidiaries, in the conduct of their businesses, have been and are to the Knowledge of River Financial, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

4.11Governmental Authorization. Each River Financial Company has all Permits and Consents that, to the Knowledge of River Financial, are legally required to enable any River Financial Company to conduct its business in all material respects as now conducted by each River Financial Company, except where the failure to have any such Permits and Consents would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on River Financial.

4.12Proxy Statement. River Financial shall provide information to be used by Trinity in its Proxy Statement at the time of the Trinity Shareholders Meeting. Such information provided by River Financial will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.13SEC Filings. River Financial has filed timely all registration statements, prospectuses, schedules, forms, statements, proxy materials and reports (including, in each case, all exhibits and documents incorporated by reference) required to be filed or furnished by it with or to the SEC (collectively, the “SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing or use, respectively), each of the SEC Documents complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. None of the SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of River Financial, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents. No Subsidiary of River Financial is required to file or furnish any forms, reports, or other documents with the SEC.

4.14Absence of Regulatory Communications; Filings. Neither River Financial nor any of its Subsidiaries is subject to, or has received during the past twelve (12) months, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company. All reports, records, registrations, statements, notices and other documents or information required to be filed or furnished by River Financial and River Bank with any Agency (other than the SEC) have been duly and timely filed and, to the Knowledge of River Financial, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

4.15Loans; Adequacy of Allowance for Loan Losses.

(a)ALLL. All reserves for loan losses shown on the most recent financial statements furnished by River Financial have been calculated in accordance with GAAP and prudent and customary banking practices and are adequate in all material respects under GAAP to reflect the risk inherent in the loans of River Financial. Except as set forth in the River Financial Disclosure Letter, River Financial has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements.

(b)Validity. Each loan reflected as an Asset on the financial statements of River Financial is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights generally and to general equitable principles and complies in all material respects with all Laws to which it is subject. River Financial does not have in its portfolio any loan exceeding its legal lending limit, or any loan to any insider in violation of Regulation O and River Financial has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans. Each outstanding loan (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of River Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws. None of the agreements pursuant to which River Bank has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan, except that River Bank sells loans in the secondary market which are subject to customary repurchase terms.

4.16Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. River Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. River Bank has not received any written notices of any violation of such Laws or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Knowledge of River Bank, there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.

4.17Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. River Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. To the Knowledge of River Bank, River Bank has properly certified all foreign deposit accounts and, except as would not be expected to have a Material Adverse Effect on River Bank, has made all necessary Tax withholdings on all of its deposit accounts; furthermore, to the Knowledge of River Bank, River Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Customs Reports required by any agency of the United States Treasury Department, including the IRS. To the Knowledge of River Bank, River Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

4.18Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Trinity by River Financial, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

4.19Community Reinvestment Act Compliance. River Bank is an insured depositary institution and has complied in all material respects with the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, and has a composite CRA rating of not less than “satisfactory.”

4.20Title and Related Matters. River Financial has good and marketable title to all the properties, interest in properties and Assets, real, personal and mixed, that are owned by, and material to the business of, River Financial, and reflected in the most recent balance sheet referred to in Section 4.3(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all Liens. To the Knowledge of River Financial, the material structures and equipment of each River Financial Company comply in all material respects with the requirements of all applicable Laws. River Financial is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any River Financial Company.

4.21Charter and Bylaws. The River Financial Disclosure Letter contains true and correct copies of the articles of incorporation and bylaws of each River Financial Company, including all amendments thereto, as currently in effect. Except as may be required by Law or any Agency, there will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of Trinity.

4.22Material Contract Defaults. No River Financial Company is in Default in any material respect under the terms of any material Contract which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of River Financial, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract in respect of which adequate steps have not been taken to prevent such a Default from occurring.

4.23Insurance. Each River Financial Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of River Financial reasonably believes to be adequate for the type of business conducted by such company. No River Financial Company is liable for any material retroactive premium adjustment. To the Knowledge of River Financial, all insurance policies and bonds are valid, enforceable and in full force and effect, and no River Financial Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no River Financial Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon substantially similar terms and conditions as those presently in effect, other than possible increases in premiums that do not result from any extraordinary Loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each River Financial Company at all times from the date hereof to the Effective Date.

4.24Environmental Matters. Except for events or actions that do not constitute a Material Adverse Effect, to the Knowledge of River Financial:

(a)neither River Financial’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any real property presently or previously owned or operated by any of them (excluding in a fiduciary capacity), violates or has violated Environmental Laws;

(b)there has been no release of any Hazardous Substance by River Financial or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws;

(c)neither River Financial nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any governmental entity or any other Person asserting that River Financial or any of its Subsidiaries or the operation or condition of any real property ever owned or operated by any of them (other than real property held as collateral or in a fiduciary capacity) are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such real property;

(d)no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by River Financial or any of its Subsidiaries or as a result of any operations or activities of River Financial or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to River Financial or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the Knowledge of River Financial, Hazardous Substances are not otherwise present at or about any such properties or facilities in an amount or condition that has resulted in or would reasonably be expected to result in material Liability to River Financial or any of its Subsidiaries under any Environmental Law;

(e)neither River Financial, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to River Financial’s Knowledge, threatened to become subject to, any material liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and

(f)no real property on which River Financial or any of its Subsidiaries holds a Lien violates or violated any Environmental Law and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in material liability under any Environmental Law.

(g)As used herein, “Environmental Law” means any Law relating to:

(i)the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or

(ii)the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act, regulations promulgated thereunder, and state counterparts to the foregoing.

(h)As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

4.25Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any River Financial Company and any union or labor organization covering any River Financial Company’s employees and none of said employees are represented by any union or labor organization.

4.26Labor Disputes. To the Knowledge of River Financial, each River Financial Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No River Financial Company is or has been engaged in any unfair labor practice, and, to the Knowledge of River Financial, no unfair labor practice complaint against any River Financial Company is pending before the National Labor Relations Board. To the Knowledge of River Financial, relations between management of each River Financial Company and the employees are amicable and there have not been, nor to the Knowledge of River Financial, are there presently, any attempts to organize employees, nor to the Knowledge of River Financial, are there plans for any such attempts.

4.27Benefit Plans.

(a)All “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies or other arrangements, and whether or not subject to ERISA, under which any employee, former employee, director, officer, independent contractor or consultant of River Financial or its Subsidiaries has any present or future right to benefits or under which River Financial or its Subsidiaries has made or is required to make payments, transfers, or contributions are referred to herein as “River Financial Plans”. Each material River Financial Plan is identified in the River Financial Disclosure Letter.

(b)With respect to each material River Financial Plan, River Financial has furnished or made available to Trinity a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, (iv) for the most recent year any other written communication (or a description of any material oral communication) by River Financial or its Subsidiaries to employees of River Financial or its Subsidiaries, including concerning the extent of any post-retirement medical or life insurance benefits provided under a River Financial Plan, and (v) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c)With respect to each River Financial Plan, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on River Financial:

(i)each River Financial Plan has been established and administered in material compliance with its terms and in material compliance with the applicable provisions of ERISA and the Code and other applicable Law, and all contributions required to be made under the terms of any River Financial Plan have been timely made;

(ii)each River Financial Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of River Financial, nothing has occurred, whether by action or failure to act, since the date of such letter that would reasonably be expected to cause the loss of such qualified status of each River Financial Plan;

(iii)there is no Litigation (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Agency or by any plan participant or beneficiary pending or, to the Knowledge of River Financial, threatened relating to the River Financial Plans, any fiduciaries thereof with respect to their duties to River Financial Plans or the assets of any of the trusts under any River Financial Plans (other than routine claims for benefits) nor, to the knowledge of River Financial, are there facts or circumstances that exist that could reasonably give rise to any such Litigation. No written or oral communication has been received from the PBGC in respect of any River Financial Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and

(iv)none of the following have occurred, in each case whether or not waived: (i) any “reportable event” (as such term is defined in Section 4043 of ERISA); (ii) any nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code); and (iii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code) or failure to timely satisfy any “minimum funding standard” (within the meaning of Section 302 of ERISA or Sections 412 or 430 of the Code).

(d)The provisions of each River Financial Plan pursuant to which River Financial or any of its Subsidiaries could incur any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of River Financial or any of its Subsidiaries (except (i) as required to avoid an excise Tax under Section 4980B of the Code, (ii) as may be required by applicable Law, (iii) death or retirements benefits under any River Financial Plan that is intended to be qualified under Section 401(a) of the Code, or (iv) deferred compensation benefits reflected on the books of River Financial or its Subsidiaries) may be terminated at any time by River Financial or its Subsidiaries without liability to River Financial or its Subsidiaries.

(e)Neither River Financial nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit under any River Financial Plan as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, River Financial shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will (A) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the River Financial Plans, (C) limit or restrict the right of River Financial to merge, amend, or terminate any of the River Financial Plans, (D) cause River Financial to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in the payment of payments which would not be deductible under Section 280G of the Code.

4.28Derivative Contracts. No River Financial Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in River Financial’s financial statements delivered under Section 4.3 hereof which is a financial derivative contract (including various combinations thereof).

4.29Intellectual Property. Each River Financial Company owns or has a valid license to use all of the Intellectual Property used by such River Financial Company in the course of its business. Each River Financial Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by each River Financial Company in connection with the River Financial Company’s business operations, and the River Financial Company has the right to convey by sale or license any Intellectual Property so conveyed. No River Financial Company has received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of a River Financial Company with respect to Intellectual Property used, sold or licensed by the River Financial Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of River Financial, the conduct of each River Financial Company’s business does not infringe any Intellectual Property of any other person. No River Financial Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

4.30Registration Statement. At the time the Registration Statement becomes effective, at the time of the mailing of the Proxy Statement, at the time of use of other proxy material, and at the time of the Trinity Shareholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to River Financial by Trinity or any of its representatives expressly for use in the Proxy Statement regarding the business of Trinity, its operations, Assets and capital.

4.31Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to River Financial and the Registration Statement.

4.32Intended Tax Treatment. No River Financial Company has taken or agreed to take any action, and to the Knowledge of River Financial there exists no fact or circumstance, that is reasonably likely to prevent or impede either the Merger or Subsidiary Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.33Financial Capability. River Financial has and will have prior to the Effective Time, sufficient funds to pay the aggregate cash portion of the Merger Consideration and to perform its other obligations contemplated by this Agreement.

4.34Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by River Financial directly with Trinity and without the intervention of any other person, either as a result of any act of River Financial, or otherwise, in such manner as to give rise to any valid claim against River Financial for a finder’s fee, brokerage commission or other like payment.

4.35No Additional Representations.

(a) Except for the representations and warranties made by River Financial in this Article 4, neither River Financial nor any other Person makes any express or implied representation or warranty with respect to River Financial or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and River Financial hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, River Financial acknowledges and agrees that none of Trinity or any other Person has made or is making any representations or warranties relating to Trinity whatsoever, express or implied, beyond those expressly given by Trinity in Article 5 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Trinity furnished or made available to River Financial or any of its representatives.

Article 5
REPRESENTATIONS, WARRANTIES
AND COVENANTS OF TRINITY

Except as disclosed and set forth in the disclosure letter delivered by Trinity to River Financial prior to the execution of this Agreement (the “Trinity Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5, or to one or more of Trinity’s covenants contained herein (provided that the mere inclusion of an item in the Trinity Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect)), Trinity represents, warrants and covenants to and with River Financial, as follows:

5.1Organization. Trinity is an Alabama corporation, and Trinity Bank is an Alabama state banking corporation. Each Trinity Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification, except where failure to qualify would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on Trinity.

5.2Capital Stock. As of the date of this Agreement, the authorized capital stock of Trinity consisted of 10,000,000 shares of common stock, $.01 par value per share, 1,741,053 shares of which are issued and outstanding, and 1,000,000 shares of preferred stock, $.01 par value per share, zero shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Trinity does not have any arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

5.3Subsidiaries. Trinity has no direct Subsidiaries other than Trinity Bank, and there are no Subsidiaries of Trinity Bank. Trinity owns all of the issued and outstanding capital stock of Trinity Bank free and clear of any Liens. All of the issued and outstanding shares of capital stock of Trinity Bank have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 10,000,000 shares of common stock, par value $1.00 per share, authorized of Trinity Bank, 1,749,196 of which are issued and outstanding and wholly owned by Trinity. Trinity Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

5.4Financial Statements; Taxes.

(a)Trinity has delivered to River Financial copies of the following financial statements of Trinity or Trinity Bank (as applicable):

(i)Consolidated balance sheets as of December 31, 2017, December 31, 2018, and March 31, 2019;

(ii)Consolidated statements of income for each of the two years ended December 31, 2017 and 2018 and the quarter ended March 31, 2019;

(iii)Consolidated statements of comprehensive income for each of the two years ended December 31, 2017 and 2018 and the quarter ended March 31, 2019;

(iv)Consolidated statements of stockholders’ equity for each of the two years ended December 31, 2017, and 2018 and the quarter ended March 31, 2019; and

(v)Consolidated statements of cash flows for the two years ended December 31, 2017 and 2018 and the quarter ended March 31, 2019.

(b)All of the foregoing financial statements are in all material respects in accordance with the books and records of Trinity and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Trinity. Except for Liabilities (i) reflected or reserved against it in such balance sheets (including the notes thereto), (ii) incurred after such dates in the ordinary course of business consistent with past practice, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trinity, Trinity had, as of the date of such balance sheets, no Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, comprehensive income, stockholders’ equity and cash flows present fairly the results of operation, comprehensive income, changes in stockholders’ equity and cash flows of Trinity for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Trinity which may be presented to River Financial, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure. All journal entries have been appropriately made in the books and records of Trinity.

(c)All income and other material Tax returns required to be filed by or on behalf of a Trinity Company have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all such returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under Section 5.4(a)(i) are, to the Knowledge of Trinity, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of all of the Trinity Companies accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which any Trinity Company may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Trinity, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of any Trinity Company. No Trinity Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(d)Each Trinity Company has withheld from its employees (and timely paid to the appropriate government entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including income, social security and employment Tax withholding for all types of compensation). Each Trinity Company is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) reasonably necessary to comply with, all material information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

5.5Absence of Changes or Effects. Since the date of the most recent balance sheet provided under Section 5.4(a)(i) above, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, no Trinity Company has:

(a)issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury, or adjusted, split, reclassified any shares of Trinity Common Stock or any capital stock of any Subsidiary), other than pursuant to the exercise, pursuant to its terms, of any warrant outstanding prior to the date of this Agreement;

(b)borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except customary banking transactions and borrowings, obligations (including FHLB advances and purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c)paid any material obligation or Liability (absolute or contingent) other than Liabilities reflected in or shown on the most recent balance sheet referred to in Section 5.4(a)(i) and Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d)declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders (except for inter-company dividends or distributions), or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

(e)except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f)except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g)suffered any Losses or waived any rights of value which in either event in the aggregate would have a Material Adverse Effect on Trinity considering its business as a whole;

(h)except in the ordinary course of business, made or permitted any amendment or termination of any Contract or license to which it is a party if such amendment or termination is material considering its business as a whole or made any, or agreed to make, any capital expenditures in amounts exceeding $25,000 individually or $100,000 as a whole;

(i)except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or agreed to make any severance or termination pay to any present or former officer or employee;

(j)except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k)received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition or results of operations;

(l)failed to operate its business in the ordinary course so as to preserve its business substantially intact and to preserve in a material way the goodwill of its customers and others with whom it has business relations; or

(m)agreed in writing, or otherwise, to take any action described in clauses (a) through (l) above, excluding (k).

5.6Title and Related Matters.

(a)Title. Trinity has good and marketable title to all the properties, interest in properties and Assets, real, personal, and mixed, that are owned by, and material to the business of, Trinity, and reflected in the most recent balance sheet referred to in Section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all Liens. To the Knowledge of Trinity, the material structures and equipment of each Trinity Company comply in all material respects with the requirements of all applicable Laws.

(b)Leases. The Trinity Disclosure Letter sets forth a list and description of all real and material personal property owned or leased by any Trinity Company, either as lessor or lessee.

(c)Personal Property. The Trinity Disclosure Letter sets forth a depreciation schedule of each Trinity Company’s fixed Assets as of December 31, 2018.

(d)Computer Hardware and Software. The Trinity Disclosure Letter contains a description of all material Contracts relating to data processing computer software and hardware now being used in the business operations of any Trinity Company. Trinity is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the material tasks and functions to be performed by them in the business of any Trinity Company.

5.7Commitments. No Trinity Company is a party to any (i) loan agreement, indenture or similar agreement relating to the borrowing of money by any Trinity Company (other than in connection with customary banking transactions and borrowing, obligations (including purchases of Federal funds), and Liabilities incurred in the ordinary course of business and consistent with past practice), (ii) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (iii) collective bargaining agreement, or (iv) agreement with any present or former officer, director or principal shareholder of any Trinity Company (other than a Trinity Plan). Complete and accurate copies of all Contracts, plans and other items listed as exceptions to this representation in the Trinity Disclosure Letter have been made or will be made available to River Financial for inspection.

5.8Charter and Bylaws. The Trinity Disclosure Letter contains true and correct copies of the articles of incorporation and bylaws of each Trinity Company, including all amendments thereto, as currently in effect. Except as may be required by Law or any Agency, there will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of River Financial.

5.9Litigation. Except as disclosed in or reserved for in Trinity’s financial statements, there is no Litigation (whether or not purportedly on behalf of Trinity) pending or, to the Knowledge of Trinity, threatened against or affecting any Trinity Company (nor does Trinity have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any Order or Liability not fully covered by an insurance policy in excess of the policy’s deductible amount, or which is reasonably likely to have a Material Adverse Effect on Trinity, and no Trinity Company is in Default with respect to any Order or Law of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Trinity. To the Knowledge of Trinity, each Trinity Company has complied in all material respects with all material applicable Laws of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, except for such failures to so comply as would not reasonably expected to have a Material Adverse Effect on Trinity.

5.10Material Contract Defaults. No Trinity Company is in Default in any material respect under the terms of any material Contract which is material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Trinity, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract in respect of which reasonable steps have not been taken to prevent such a Default from occurring.

5.11No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not (i) result in the breach of any term or provision of or constitute a Default under any material Contract to which any Trinity Company is a party, except for such breaches as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Trinity, and (ii) conflict with any provision of the charter or bylaws of any Trinity Company.

5.12Governmental Authorization. Each Trinity Company has all Permits that, to the Knowledge of Trinity, are legally required to enable any Trinity Company to conduct its business in all material respects as now conducted by each Trinity Company, except where the failure to have any such Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Trinity.

5.13Absence of Regulatory Communications; Filings. No Trinity Company is subject to, nor has any Trinity Company received during the past twelve (12) months, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company. All reports, records, registrations, statements, notices and other documents or information required to be filed or furnished by Trinity and Trinity Bank with any Agency have been duly and timely filed or furnished, except where failure to file or furnish would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Trinity, and, to the Knowledge of Trinity, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

5.14Absence of Material Adverse Effect. To the Knowledge of Trinity, since the date of the most recent balance sheet provided under Section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Trinity Company.

5.15Insurance. Each Trinity Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Trinity reasonably believes to be adequate for the type of business conducted by such company. No Trinity Company is liable for any material retroactive premium adjustment. To the Knowledge of Trinity, all insurance policies and bonds are valid, enforceable and in full force and effect, and no Trinity Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Trinity Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon substantially similar terms and conditions as those presently in effect, other than possible increases in premiums that do not result from any extraordinary Loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Trinity Company at all times from the date hereof to the Effective Date. Trinity Bank has no bank owned life insurance.

5.16Benefit Plans.

(a)All “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee, former employee, director, officer, independent contractor or consultant of Trinity or its Subsidiaries has any present or future right to benefits or under which Trinity or its Subsidiaries has made or is required to make payments, transfers, or contributions are referred to herein as “Trinity Plans”. Each material Trinity Plan is identified in the Trinity Disclosure Letter.

(b)With respect to each material Trinity Plan, Trinity has furnished or made available to River Financial a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, (iv) for the most recent year any other written communication (or a description of any material oral communication) by Trinity or its Subsidiaries to employees of Trinity or its Subsidiaries, including concerning the extent of any post-retirement medical or life insurance benefits provided under a Trinity Plan, and (v) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c)With respect to each Trinity Plan, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Trinity:

(i)each Trinity Plan has been established and administered in material compliance with its terms and in material compliance with the applicable provisions of ERISA and the Code and other applicable Law, and all contributions required to be made under the terms of any Trinity Plan prior to the Effective Date have been timely made;

(ii)each Trinity Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of Trinity, nothing has occurred, whether by action or failure to act, since the date of such letter that would reasonably be expected to cause the loss of such qualified status of each Trinity Plan;

(iii)there is no Litigation (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Agency or by any plan participant or beneficiary pending or, to the Knowledge of Trinity, threatened relating to the Trinity Plans, any fiduciaries thereof with respect to their duties to the Trinity Plans or the assets of any of the trusts under any Trinity Plans (other than routine claims for benefits) nor, to the knowledge of Trinity, are there facts or circumstances that exist that could reasonably give rise to any such Litigation. No written or oral communication has been received from the PBGC in respect of any Trinity Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and

(iv)none of the following have occurred, in each case whether or not waived: (i) any “reportable event” (as such term is defined in Section 4043 of ERISA); (ii) any nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code); and (iii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code) or failure to timely satisfy any “minimum funding standard” (within the meaning of Section 302 of ERISA or Sections 412 or 430 of the Code).

(d)The provisions of each Trinity Plan pursuant to which Trinity or any of its Subsidiaries could incur any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of Trinity or any of its Subsidiaries (except (i) as required to avoid an excise Tax under Section 4980B of the Code, (ii) as may be required by applicable Law, (iii) death or retirement benefits under any Trinity Plan that is intended to be qualified under Section 401(a) of the Code, or (iv) deferred compensation benefits reflected on the books of Trinity or any of its Subsidiaries) may be terminated at any time by Trinity or its Subsidiaries without liability to Trinity or its Subsidiaries.

(e)Neither Trinity nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit under any Trinity Plan as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, Trinity shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will (A) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the Trinity Plans, (C) limit or restrict the right of Trinity to merge, amend, or terminate any of the Trinity Plans, (D) cause Trinity to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in the payment of payments which would not be deductible under Section 280G of the Code.

5.17Buy-Sell Agreement. To the Knowledge of Trinity, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Trinity, any similar agreement or any voting agreement or voting trust in respect of any such shares.

5.18Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Trinity directly with River Financial and without the intervention of any other person, either as a result of any act of Trinity, or otherwise, in such manner as to give rise to any valid claim against Trinity for a finder’s fee, brokerage commission or other like payment.

5.19Approval of Agreement. The board of directors of Trinity has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by Trinity of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Trinity, enforceable against it in accordance with its terms. Subject to the approval by the shareholders of Trinity at the Trinity Shareholders Meeting (to the extent required by applicable Law) and to the matters referred to in Section 8.2, Trinity has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Trinity in accordance with this Agreement, Trinity shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement. Trinity has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

5.20Disclosure. No representation or warranty made by Trinity in this Agreement, nor any written statement or certificate required to be furnished to River Financial by Trinity pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make such representations and warranties or such statements or certificates not misleading.

5.21Proxy Statement. At the time the Registration Statement becomes effective, at the time of the mailing of the Proxy Statement, at the time of use of other proxy material, and at the time of the Trinity Shareholders Meeting, the Proxy Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 5.21 shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Trinity, its Assets, properties, operations, and capital stock or to information furnished in writing by Trinity or its representatives expressly for inclusion in the Proxy Statement. For the avoidance of doubt, the representations and warranties in this Article 5 shall not apply to information furnished by River Financial or its representatives for inclusion in the Proxy Statement.

5.22Loans; Adequacy of Allowance for Loan Losses.

(a)ALLL. All reserves for loan losses shown on the most recent financial statements furnished by Trinity have been calculated in accordance with GAAP and prudent and customary banking practices and are adequate in all material respects under GAAP to reflect the risk inherent in the loans of Trinity. Trinity has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements.

(b)Validity. Each loan reflected as an Asset on the financial statements of Trinity is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies in all material respects with all Laws to which it is subject. Trinity does not have in its portfolio any loan exceeding its legal lending limit, or any loan to any insider in violation of Regulation O, and Trinity has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans. Each outstanding loan (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Trinity Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws. None of the agreements pursuant to which Trinity Bank has sold loans or pools of loans or participations in loans or pools of loans, to its Knowledge, contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

5.23Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Trinity Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Trinity Bank has not received any written notices of any violation of such Laws or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Knowledge of Trinity Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.

5.24Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Trinity Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. To the knowledge of Trinity, Trinity Bank has properly certified all foreign deposit accounts and, except as would not be expected to have a Material Adverse Effect, has made all necessary tax withholdings on all of its deposit accounts; furthermore, to the knowledge of Trinity, Trinity Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Customs Reports required by any agency of the United States Treasury Department, including the IRS. To the knowledge of Trinity, Trinity Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

5.25Environmental Matters. Except for events or actions that do not constitute a Material Adverse Effect, to the Knowledge of Trinity:

(a)neither Trinity’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any real property presently or previously owned or operated by any of them (excluding in a fiduciary capacity), violates or has violated Environmental Laws;

(b)there has been no release of any Hazardous Substance by Trinity or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws;

(c)neither Trinity nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any governmental entity or any other Person asserting that Trinity or any of its Subsidiaries or the operation or condition of any real property ever owned o operated by any of them (other than real property held as collateral or in a fiduciary capacity) are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such real property;

(d)no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Trinity or any of its Subsidiaries or as a result of any operations or activities of Trinity or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Trinity or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the Knowledge of Trinity, Hazardous Substances are not otherwise present at or about any such properties or facilities in an amount or condition that has resulted in or would reasonably be expected to result in material Liability to Trinity or any of its Subsidiaries under any Environmental Law;

(e)neither Trinity, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Trinity’s Knowledge, threatened to become subject to, any material Liabilities relating to any Order asserted or arising under any Environmental Law or any agreement relating to environmental Liabilities; and

(f)no real property on which Trinity or any of its Subsidiaries holds a Lien violates or violated any Environmental Law and no condition has existed or event has occurred with respect to any such real property that, with notice or the passage of time, or both, is reasonably likely to result in material liability under any Environmental Law.

5.26Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Trinity Company and any union or labor organization covering any Trinity Company’s employees and none of said employees are represented by any union or labor organization.

5.27Labor Disputes. To the Knowledge of Trinity, each Trinity Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Trinity Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Trinity, no unfair labor practice complaint against any Trinity Company is pending before the National Labor Relations Board. To the knowledge of Trinity, relations between management of each Trinity Company and the employees are amicable and there have not been, nor to the Knowledge of Trinity, are there presently, any attempts to organize employees, nor to the Knowledge of Trinity, are there plans for any such attempts.

5.28Derivative Contracts. No Trinity Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Trinity’s financial statements delivered under Section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

5.29Intellectual Property. Each Trinity Company owns or has a valid license to use all of the Intellectual Property used by such Trinity Company in the course of its business. Each Trinity Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by each Trinity Company in connection with the Trinity Company’s business operations, and the Trinity Company has the right to convey by sale or license any Intellectual Property so conveyed. No Trinity Company has received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of a Trinity Company with respect to Intellectual Property used, sold or licensed by the Trinity Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Trinity, the conduct of each Trinity Company’s business does not infringe any Intellectual Property of any other person. No Trinity Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

5.30Technology Systems.

(a)No action will be necessary as a result of the transactions contemplated by this Agreement to enable the Technology Systems and computer systems that are used by any Trinity Company to be continued by River Financial to the same extent and in the same manner that it has been used by any Trinity Company except as provided in the applicable Contracts.

(b)The Technology Systems (for a period of 24 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect. Except for ongoing payments due under relevant third party agreements and rights contained in applicable Contracts, the Technology Systems are free from any Liens.

(c)No Trinity Company has received notice of or is aware of any material circumstances including the execution of this Agreement, that would enable any third party to terminate any of such Trinity Company’s agreements or arrangements relating to the Technology Systems (including maintenance and support) other than rights contained in applicable Contracts.

5.31Community Reinvestment Act Compliance. Trinity Bank is an insured depository institution and has complied in all material respects with the CRA and the rules and regulations thereunder, and has a composite CRA rating of not less than “satisfactory.”

5.32Transaction Costs. The Trinity Disclosure Letter sets forth an estimate of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Trinity and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Date in connection with the Merger and the other transactions contemplated by this Agreement.

5.33Termination Penalties. The Trinity Disclosure Letter sets forth a list of each Contract to which any Trinity Company is a party which, to the Knowledge of Trinity, contains a fee or penalty for early termination or deconversion in excess of $100,000.

5.34No Additional Representations.

(a)Except for the representations and warranties made by Trinity in this Article 5, neither Trinity nor any other Person makes any express or implied representation or warranty with respect to Trinity or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Trinity hereby disclaims any such other representations or warranties.

(b)Notwithstanding anything contained in this Agreement to the contrary, Trinity acknowledges and agrees that none of River Financial or any other Person has made or is making any representations or warranties relating to River Financial whatsoever, express or implied, beyond those expressly given by River Financial in Article 4 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding River Financial furnished or made available to Trinity or any of its representatives.

Article 6
ADDITIONAL COVENANTS

6.1Additional Covenants of River Financial. River Financial covenants to and with Trinity as follows:

(a)Operations. During the period from the date of this Agreement until the Effective Time, River Financial shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Trinity (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, River Financial shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in the River Financial Disclosure Letter, as required by applicable Law, or with the prior written consent of Trinity (which consent shall not be unreasonably withheld, conditioned, or delayed), River Financial shall not, nor shall it permit any of its Subsidiaries to, take any action that, if taken during the period from the date of the most recent balance sheet provided under Section 4.3(a)(i) and the Effective Time (and not disclosed to Trinity in the River Financial Disclosure Letter), would constitute a breach of the representation in Section 4.4 or would be reasonably likely to materially delay or prevent the Merger. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing contained in this Agreement gives Trinity, directly or indirectly, the right to control or direct any River Financial Company’s operations. The River Financial Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets, and operations.

(b)Agency Filings. As soon as practicable following the date of this Agreement, River Financial shall prepare all necessary and appropriate applications, notices, filings and other documents, including as described in Section 8.2 (collectively, “Regulatory Applications”) in order to obtain all requisite Agency approvals to consummate the transactions contemplated hereby, and to comply with the terms and conditions of all such approvals. In preparing the Regulatory Applications, River Financial will provide Trinity with advance copies of the draft Regulatory Applications and any related correspondence, and give Trinity a reasonable opportunity to comment thereon. River Financial shall file such Regulatory Applications within 20 days after the date of this Agreement. River Financial shall keep Trinity apprised of the status of any Regulatory Applications, and consult with Trinity in advance of any meeting or conference with any Agency in connection therewith. To the extent permitted by the applicable Agency, River Financial shall give Trinity and its counsel the opportunity to attend and participate in any meetings and conferences with the Agency, in each case subject to applicable Law. River Financial shall promptly furnish Trinity with copies of written communications received by it, from, or delivered by it, to, any Agency in connection with the Regulatory Applications.

(c)Financial Statements. Prior to the Effective Date, River Financial shall furnish to Trinity:

(i)As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of River Financial for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of River Financial as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii)Promptly upon receipt thereof, copies of all audit reports and loan reviews submitted to River Financial by independent auditors or loan reviewers (other than the Agencies) in connection with (x) each annual, interim or special audit of the books of River Financial made by such auditors and (y) each loan review by the loan reviewers;

(iii)As soon as practicable, copies of all such financial statements and reports as it shall send to its shareholders;

(d)Tax and Employee Benefit Matters.

(i)Except as separately provided in Section 6.1(g), River Bank shall retain all employees of Trinity Bank for a period of nine (9) months following the Effective Date at their rate of pay in effect as of the Effective Date with benefits provided under River Bank’s existing benefit plans as set forth in subsection (d)(ii) below. Trinity Bank employees will have the opportunity to interview for any open or newly created positions at all River Bank locations. Any employee of Trinity Bank not retained after such 9-month period will (A) receive his or her rate of pay as of the termination date for a period of 120 days following termination and (B) be provided with at least 30 days’ written notice prior to the end of such 9-month period that the employee will not be retained. Notwithstanding any of the foregoing, any Trinity Bank employee may be terminated at any time for cause under River Bank policies and procedures without any compensation or severance benefits except for that which is provided under River Bank policies.

(ii)All employees of any Trinity Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all to the fullest extent permitted by applicable Law employee benefit plans, policies, programs, and arrangements of Resulting Corporation and its Subsidiaries to the same extent as, and at levels no less favorable than, similarly situated employees of River Financial and its Subsidiaries, except as stated otherwise in this section, and, shall be given past service credit under each such employee benefit plan, policy, program and arrangement after the Effective Date for their service with Trinity or its Subsidiaries (or any predecessor thereto) prior to the Effective Date for all purposes. Employees of any Trinity Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the benefits plans of the Resulting Corporation and its Subsidiaries as employees; provided, however, all such employees’ past service with any Trinity Company shall be counted as employment under such plans of the Resulting Corporation and its Subsidiaries for all purposes, including satisfying any applicable waiting period and pre-existing condition limitations. Without limiting the generality of the foregoing, to the extent permitted by applicable Law, the period of service with the appropriate Trinity Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized for all vesting and eligibility purposes. Except as may be disclosed in the River Financial Disclosure Letter, no employee benefit plans of the Resulting Corporation and its Subsidiaries restrict or limit the granting of full past-service credit with the Trinity Companies for all vesting and eligibility purposes, and without any waiting periods. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Trinity Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Trinity Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

(iii)In the event of any termination of any Trinity Company health plan (a “Trinity Health Plan”), River Financial and River Bank shall make available to the continuing employees of a Trinity Company and their dependents, employer-provided health care coverage under health plans provided by River Financial and River Bank (the “River Financial Health Plans”). Unless such continuing employee affirmatively terminates coverage under a Trinity Health Plan prior to the time that the continuing employee becomes eligible to participate in the River Bank health plan, no coverage of any continuing employees or their dependents shall terminate under any of the Trinity Health Plans prior to the time such continuing employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees and their dependents of River Financial and River Bank. In the event River Bank terminates any Trinity Health Plan or consolidates any Trinity Health Plan with any River Bank health plan on or after the Effective Date, individuals covered by the Trinity Health Plan shall be entitled to immediate coverage under a River Financial Health Plan in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights.

(iv)Consistent with subparagraph (i) above, promptly after the execution of this Agreement, River Financial, River Bank and Trinity shall cooperate to develop, implement and communicate to key employees of Trinity retention arrangements designed to retain the services of such key employees, as appropriate, through the Effective Date and until the date of Trinity’s operating systems and branch conversions, as determined by River Financial; provided, however, that Trinity shall not be required to incur any costs prior to the Effective Date in connection with any retention arrangements.

(v)Prior to the Effective Date, Trinity will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the Trinity Bank 401(k) Plan (the “Trinity Qualified Plan”), effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Trinity shall provide River Financial with a copy of the resolutions duly adopted by Trinity Bank’s board of directors so terminating the Trinity Qualified Plan. Such termination shall provide that all participants in the Trinity Qualified Plan shall be fully vested in their account balances under such plan. Subject to applicable Law, River Financial or River Bank shall permit the employees of Trinity and Trinity Bank, who continue to be so employed by River Financial or River Bank after the Effective Date, to be eligible to participate (with no waiting period and with the same employer matches as River Financial participants) in a 401(k) plan of River Financial or River Bank (the “River Qualified Plan”) effective on or promptly after the Effective Date and shall cause the River Qualified Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including participant loan notes) from the Trinity Qualified Plan. In addition, prior to the Effective Date, Trinity shall submit to the IRS a complete Application for Determination for Terminating Plan on Form 5310, in accordance with IRS guidance and with all required user fees and documentation, with respect to the Trinity Qualified Plan.

(vi)Prior to the Effective Date, River Financial shall deliver to Jones Day one or more officer’s certificates, dated as of the Effective Date and signed by an officer of River Financial, in customary form and substance (the “River Financial Tax Representation Letter”), containing representations of River Financial and/or River Bank as shall be reasonably necessary or appropriate to enable Jones Day to render the opinion described in Section 9.7.

(e)Indemnification, Exculpation and Insurance.

(i)For a period of six (6) years from and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director, officer, or employee of a Trinity Company (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (A) the fact that he or she is or was a director, officer, or employee of a Trinity Company or any of its predecessors, or (B) this Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, River Financial shall indemnify and hold harmless, to the fullest extent permitted by applicable law each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.

(ii) River Financial agrees that all rights to indemnification and all limitations on Liability existing in favor of the Indemnified Parties as provided in the organizational documents of each Trinity Company as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with a Trinity Company with respect to matters occurring prior and up to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by the Resulting Corporation or its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 6.1(e) shall be deemed to preclude any liquidation, consolidation, or merger after the Effective Date of any Subsidiaries of the Resulting Corporation, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by River Financial is required to effectuate any indemnification, River Financial shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between River Financial and the Indemnified Party.

(iii)River Financial shall cause the Resulting Corporation to: (i) obtain as of the Effective Date “tail” insurance policies with a claims period of six years from the Effective Date with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Date (including in connection with the transactions contemplated by this Agreement); provided, however, in no event shall the Resulting Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Trinity Companies for such insurance prior to the date of this Agreement (the “Maximum Amount”). If, notwithstanding the use of commercially reasonable efforts to do so, the Resulting Corporation is unable to maintain or obtain the insurance called for by this Section 6.1(e), the Resulting Corporation shall obtain as much comparable insurance as available at a cost not exceeding an annual premium equal to the Maximum Amount. Such insurance coverage shall commence at the Effective Date and will be provided and prepaid for a period of no less than six years after the Effective Date.

(iv)Any Indemnified Party wishing to claim indemnification under this Section 6.1(e) shall promptly notify River Financial upon learning of any claim, provided that, failure to so notify shall not affect the obligation of River Financial under this Section 6.1(e), unless, and only to the extent that, River Financial is materially prejudiced in the defense of such claim as a consequence. In the event of any such claim (whether asserted or claimed prior to, at or after the Effective Date), (i) River Financial shall have the right to assume the defense thereof and River Financial shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if River Financial elects not to assume such defense or counsel for an Indemnified Party or advises that there are substantive issues which raise conflicts of interest between River Financial and the Indemnified Party under applicable attorney rules of professional responsibility, the Indemnified Party may retain counsel satisfactory to him or her, and River Financial shall pay all reasonable fees and expenses of such counsel for the Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) River Financial shall not be liable for any settlement effected without its prior written consent, not to be unreasonably withheld, and (iv) River Financial shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine finally and in a non-appealable order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.

(v)The obligations of the Resulting Corporation and its Subsidiaries under this Section 6.1(e) will survive the consummation of the Merger and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such affected Person. The Indemnified Parties are intended third-party beneficiaries of this Section 6.1(e), each of whom may enforce the provisions of this Section 6.1(e).

(vi)In the event the Resulting Corporation, or any of its successors or assigns: (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (2) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that such successors and assigns assume all of the obligations set forth in this Section 6.1(e). The covenants contained in this Section 6.1(e) are not exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement releases, waives, or impairs any rights to directors’ and officers’ insurance claims under any policy that is, has been or will be in existence with respect to any Trinity Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.1(e) is not prior to, or in substitution for, any such claims under any such policies.

(f)Advisory Board. Following the Effective Date, River Bank shall establish a Wiregrass Region Advisory Board for its board of directors consisting of 8 members. The board shall undertake such advisory services as the board of directors of River Bank may reasonably request, including reviews of River Financial and River Bank’s financial information, undertaking business development activities, providing market insight and recommendations regarding loans consistent with ASBD and FDIC guidelines.

(g)Employment Terms. At the Effective Date, River Bank shall provide employment arrangements to Robbin Thompson, Joe Sanders, and Lori Nelson on the terms set forth in Exhibit D. Robbin Thompson shall receive a change in control agreement as of the Effective Date substantially on the terms set forth in the form of change in control agreement disclosed in the River Financial Disclosure Letter. Robbin Thompson, Joe Sanders, and Lori Nelson shall receive grants of incentive stock options on the terms set forth in Exhibit D pursuant to a stock option agreement in substantially the form disclosed in the River Financial Disclosure Letter. Except for the foregoing change in control agreement for Robbin Thompson, the employment arrangements set forth herein are the terms of employment but do not constitute an employment contract or obligation for continuing employment. Robbin Thompson, Joe Sanders, and Lori Nelson are each intended third party beneficiaries of this Section 6.1(g), each of whom may enforce the provisions of this Section 6.1(g).

6.2Additional Covenants of Trinity. Trinity covenants to and with River Financial as follows:

(a)Operations. During the period from the date of this Agreement until the Effective Time, Trinity shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of River Financial (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, Trinity shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in the Trinity Disclosure Letter, as required by applicable Law, or with the prior written consent of River Financial (which consent shall not be unreasonably withheld, conditioned, or delayed), Trinity shall not, nor shall it permit any of its Subsidiaries to, take any action that, if taken during the period from the date of the most recent balance sheet provided under Section 5.4(a)(i) and the Effective Time (and not disclosed to River Financial in the Trinity Disclosure Letter), would constitute a breach of the representation in Section 5.5. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing contained in this Agreement gives River Financial, directly or indirectly, the right to control or direct any Trinity Company’s operations prior to the Effective Time. Prior to the Effective Time, the Trinity Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets, and operations.

(b)Trinity Shareholders Meeting; Trinity Recommendation. Trinity will (i) cooperate with River Financial in the preparation of any regulatory filings and the Proxy Statement for Trinity, (ii) cause the Trinity Shareholders Meeting to be held for the purpose of approving the Merger as soon as practicable following the effectiveness of the Registration Statement, and (iii) use its commercially reasonable efforts to obtain shareholder approval of this Agreement (to the extent required by applicable Law and the Trinity articles of incorporation and bylaws), as soon as practicable unless this Agreement is terminated as provided herein. The board of directors of Trinity shall recommend adoption of this Agreement by the shareholders of Trinity (to the extent required by applicable Law and the Trinity articles of incorporation and bylaws) (the “Trinity Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to River Financial such recommendation or take any action or make any statement in connection with the Trinity Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in the Trinity Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Trinity Recommendation) of factual information regarding the business, financial condition or results of operations of River Financial or Trinity or the fact that an Acquisition Proposal has been made to Trinity, the identity of the party making such proposal or the material terms of such proposal (provided, that the board of directors of Trinity does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to River Financial the Trinity Recommendation) in the Proxy

Statement or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable Law; and, provided further, that the board of directors of Trinity may make a Change in the Trinity Recommendation (x) pursuant to Section 6.2(c) hereof or (y) prior to the Trinity Shareholders Meeting if the board of directors of Trinity determines in good faith that a Material Adverse Effect has occurred with respect to River Financial. Notwithstanding any Change in the Trinity Recommendation, this Agreement shall be submitted to the shareholders of Trinity at the Trinity Shareholders Meeting (to the extent required by applicable Law and the Trinity articles of incorporation and bylaws) for the purpose of adopting the Agreement and approving the Merger, provided that this Agreement shall not be required to be submitted to the shareholders of Trinity at the Trinity Shareholders Meeting if this Agreement has been terminated pursuant to Section 13.2 hereof.

(c)No Solicitation by Trinity.

(i)Trinity shall not and shall cause its directors, officers and employees not to, and shall use and cause its Subsidiaries to use commercially reasonable efforts to cause their respective officers, directors, agents, counsel and financial advisers (collectively for purposes of this Section, “Representatives”) not to, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer (whether firm or hypothetical) that is reasonably likely to lead to any Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any Acquisition Proposal, (C) approve or recommend any Acquisition Proposal, or (D) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement which directly or indirectly contains an Acquisition Proposal. Trinity shall, and shall cause each of its Subsidiaries and the Representatives of Trinity and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) except for any confidential informational memorandum provided prior to the date hereof, request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill Contract relating to any Acquisition Proposal to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such Contract.

(ii)Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Trinity shareholder approval, (1) Trinity receives an unsolicited written Acquisition Proposal that the Trinity board of directors believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a violation of this Section, (3) the Trinity board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (4) the Trinity board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to below in clause (x) or (y) of this Section would violate its fiduciary duties under applicable Law, then Trinity may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Trinity and its Subsidiaries to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality Contract containing terms substantially similar to, and no less favorable to Trinity than, those set forth in the confidentiality provisions of the Confidentiality Agreement entered into between Trinity and River Financial dated December 19, 2018 (the “Confidentiality Agreement”); provided that any non-public information provided to any Person given such access shall have previously been provided to River Financial or shall be provided to River Financial prior to or concurrently with the time it is provided to such Person, (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s representatives) regarding such Acquisition Proposal, and (z) terminate this Agreement pursuant to Section 13.2(e) to enter into a binding agreement with respect to such Acquisition Proposal that constitutes a Superior Proposal.

(iii)Prior to taking any action under Section 6.2(c)(ii)(z), Trinity shall comply with the following obligations:

(A)within ten (10) Business Days after notice to River Financial of receipt of an Acquisition Proposal pursuant to Section 6.2(c)(iv) of this Agreement, the Trinity board of directors shall determine in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by River Financial pursuant to this Section;

(B)within ten (10) Business Days after notice to River Financial of receipt of an Acquisition Proposal pursuant to Section 6.2(c)(iv) of this Agreement, Trinity shall give River Financial at least ten (10) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the party making such Superior Proposal), and shall contemporaneously provide an unredacted copy of the relevant proposed transaction agreements with the party making such Superior Proposal) to River Financial; and

(C)Trinity shall negotiate, and shall cause its Representatives to negotiate, in good faith with River Financial during such notice period to the extent River Financial wishes to negotiate, to enable River Financial to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Trinity shall, in each case, be required to deliver to River Financial a new written notice, the notice period shall have recommenced and Trinity shall be required to comply with its obligations under this Section with respect to such new written notice, except that the deadline for such new written notice shall be reduced to three (3) Business Days (rather than five (5) Business Days referenced in clause (B) above).

(iv)In addition to the obligations of Trinity set forth in Sections 6.2(c)(ii), and (iii), Trinity promptly (and in any event within 48 hours of receipt) shall advise River Financial in writing in the event Trinity or any of its Subsidiaries or Representatives receives (A) any Acquisition Proposal or (B) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal) or to engage in any negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, in each case together with the material terms and conditions of such Acquisition Proposal or request the identity of the Person making any such Acquisition Proposal or request. Trinity shall keep River Financial informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request and shall provide River Financial with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, Trinity shall promptly (and in any event within 48 hours) notify River Financial orally and in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)Director Recommendations. Subject to Section 6.2(c) above, the members of the board of directors of Trinity agree to support publicly the Merger.

(e)Tax Documents. Prior to the Effective Date, Trinity shall (i) use commercially reasonable efforts in good faith to obtain the opinion described in Section 9.7 and (ii) deliver to Jones Day (and any other applicable alternative counsel agreed by the parties) one or more officer’s certificates, dated as of the Effective Date and signed by an officer of Trinity, in customary form and substance (the “Trinity Tax Representation Letter”), containing representations of Trinity and/or Trinity Bank as shall be reasonably necessary or appropriate to enable Jones Day (or if Jones Day is unwilling or unable to issue the opinion, the alternative counsel referenced in Section 9.7) to render the opinion described in Section 9.7.

(f)Financial Statements and Monthly Status Reports. Until the Effective Date, Trinity shall furnish to River Financial:

(i)As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, unaudited statements of operations of Trinity Bank for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a statement of financial condition of Trinity Bank as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii)Promptly upon receipt thereof, copies of all audit reports submitted to Trinity by independent auditors in connection with each annual, interim or special audit of the books of Trinity or Trinity Bank made by such accountants;

(iii)As soon as practicable, copies of all such financial statements and reports as it shall send to its shareholders and of such regular and periodic reports as Trinity may file with any Agency; and

(iv)With reasonable promptness, such additional financial data, including copies of all journal entries, as River Financial may reasonably request.

Article 7
MUTUAL COVENANTS AND AGREEMENTS

7.1Best Efforts, Cooperation. Subject to the terms and conditions herein provided, River Financial and Trinity each agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

7.2Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Parties. Thereafter, neither Party shall issue or make a public release or announcement concerning the transactions contemplated hereby without providing the proposed public release or announcement to the other a reasonable time in advance for review, comment and the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or Agency to which the relevant Party is subject or submits, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 7.2 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Change in the Trinity Recommendation or pursuant to Sections 6.2(b) or (c).

7.3Preparation of Proxy Statement and Registration Statement.

(a)In connection with the Trinity Shareholders’ Meeting, as soon as practicable following the date of this Agreement, the Parties shall cooperate in preparing and filing with the SEC the Registration Statement on Form S-4, including the Proxy Statement, for the registration of shares of River Financial Common Stock issuable to Trinity shareholders pursuant to Article 3. Each Party shall each use its commercially reasonable efforts to: (i) cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after its filing; (ii) ensure that the Registration Statement complies in all material respects with the applicable provisions of the 1933 Act and the 1934 Act; and (iii) keep the Registration Statement effective for so long as necessary to complete the Merger. River Financial shall notify Trinity promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of River Financial Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each Party shall use its commercially reasonable efforts to: (A) cause the Proxy Statement to be mailed to Trinity’s shareholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, and (B) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the 1933 Act and 1934 Act. River Financial shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the 1933 Act, the 1934 Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of River Financial Common Stock in the Merger, and Trinity shall furnish to River Financial all information concerning Trinity as may be reasonably requested in connection with any such actions.

(b)Each Party shall furnish to the other all information concerning such Person and its Affiliates required by the 1933 Act or the 1934 Act to be set forth in the Registration Statement or the Proxy Statement. Each Party shall promptly notify the other Party and cooperate to correct any information provided by it for use in the Registration Statement or the Proxy Statement if and to the extent that such information becomes false or misleading in any material respect. Each Party shall take all steps necessary to amend or supplement the Registration Statement or the Proxy Statement, as applicable, and to cause the Registration Statement or Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Trinity Common Stock, in each case as and to the extent required by applicable Law.

(c)Each Party shall promptly provide the other and its counsel with any comments or other communications, whether written or oral, that the Party, or its counsel may receive from the SEC or its staff with respect to the Registration Statement or the Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Registration Statement or the Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Change in the Trinity Recommendation or pursuant to Section 6.2(b) or (c)) or the dissemination thereof to the holders of Trinity Common Stock, or responding to any comments of the SEC with respect to the Registration Statement or Proxy Statement, each Party shall provide the other and its counsel a reasonable opportunity to review and comment on such Registration Statement, Proxy Statement, or response (including the proposed final version thereof) and any amendment, supplement or additional proxy materials, and each Party shall give reasonable and good faith consideration to any comments made by the other or its counsel.

7.4Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to Call Reports, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, SEC registration statements, filings and reports, and similar documents.

7.5Access to Properties and Records. Subject to any regulatory prohibition and applicable Law and at least two Business Days’ advance notice, each Party hereto shall afford the officers and authorized representatives of the other Party reasonable access during normal business hours to the Assets, books and records of such Party in order that such other Party may have full opportunity to make such investigation as it shall desire of the affairs of such Party and shall furnish to such Party such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested, provided that any such access or investigation by a Party shall not interfere unnecessarily with normal operations of the other Party and provided further that no environmental testing or investigation shall be performed after the date of this Agreement. Notwithstanding the foregoing, neither Party shall be required to provide access to or disclose confidential supervisory information or other information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). All such information that may be obtained by any such Party will be held in confidence by such Party subject to the Confidentiality Agreement, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein. In addition, the Parties acknowledge and agree that the Confidentiality Agreement remains in full force and effect. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Party to provide information on such Party that would constitute “confidential supervisory information” or otherwise violate the provisions of 12 C.F.R. Part 309.

7.6Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

Article 8
CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of River Financial and Trinity to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the reasonable discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

8.1Approval by Shareholders. At the Trinity Shareholders Meeting, this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding securities as is required by applicable Law and Trinity’s articles of incorporation and bylaws.

8.2Regulatory Authority Approval.

(a)Orders, Consents and approvals, in form and substance reasonably satisfactory to River Financial and Trinity, shall have been entered by the Board of Governors of the Federal Reserve System, the FDIC and the ASBD and other appropriate Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the Subsidiary Bank Merger, and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the board of directors of River Financial or the board of directors of Trinity would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(b)Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of River Financial or the board of directors of Trinity would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

8.3Litigation. There shall be no pending Litigation in any court or any pending proceeding by any governmental commission, board or Agency, that is reasonably likely to succeed on is merits, that seeks to restrain or prohibit consummation of the Merger or in which seeks to obtain divestiture, rescission or damages in connection with the Merger.

8.4Registration Statement. The Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Article 9
CONDITIONS TO OBLIGATIONS OF TRINITY

The obligations of Trinity to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Trinity may waive such conditions in writing:

9.1Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Trinity, all representations and warranties of River Financial contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and River Financial shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

9.2Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under Section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of River Financial which in their total effect constitute a Material Adverse Effect.

9.3Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Trinity shall have received a certificate from the CEO, President or a Vice President and from the Secretary or Assistant Secretary of River Financial dated as of the Closing certifying that:

(a)the board of directors of River Financial has duly adopted resolutions approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b)each person executing this Agreement on behalf of River Financial is an officer of River Financial holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(c)the articles of incorporation and bylaws of River Financial remain in full force and effect and have not been amended or modified since the date of this Agreement except in accordance with this Agreement;

(d)such persons have no Knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting River Financial or the business, prospects, condition (financial or otherwise), or Assets of River Financial which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

(e)to such persons’ Knowledge, the Proxy Statement delivered to Trinity’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such Persons need not express a statement as to information concerning or provided by Trinity for inclusion in such Proxy Statement); and

(f)River Financial is in compliance with the conditions set forth in Sections 9.1 and 9.2 above.

9.4Fairness Opinion. Trinity shall have received from Porter White Capital, LLC prior to the approval by the Trinity board of directors a letter setting forth its opinion that the Merger Consideration to be received by the shareholders of Trinity under the terms of this Agreement is fair to them from a financial point of view, and such opinion shall not have been withdrawn or materially modified as of the Effective Date.

9.5Other Matters. There shall have been furnished to such counsel for Trinity certified copies of such corporate records of River Financial and copies of such other documents as such counsel may reasonably have requested for such purpose, including certificates of existence and good standing of River Financial and each Subsidiary of River Financial issued by the appropriate governmental Agency dated within 15 days of the Effective Date.

9.6Material Events. There shall have been no determination by the board of directors of Trinity that the transactions contemplated by this Agreement have become impractical because of any state of war or declaration of a banking moratorium in the United States.

9.7Tax Opinion. Trinity shall have received a written opinion from Jones Day, counsel to Trinity (or, if Jones Day is unwilling or unable to issue the opinion, a written opinion of an alternative counsel reasonably acceptable to River Financial and Trinity), dated as of the Effective Date, in form and substance reasonably acceptable to Trinity, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Trinity Tax Opinion”), which opinion shall not have been withdrawn or modified in any material respect and shall be provided to River Financial. In rendering such opinion, Jones Day (or if Jones Day is unwilling or unable to issue the opinion, such alternative counsel referenced above) may rely on the River Financial Tax Representation Letter and Trinity Tax Representation Letter and such other information as it considers relevant. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications and representations.

9.8No Superior Proposal. Trinity shall not have received a Superior Proposal.

Article 10
CONDITIONS TO OBLIGATIONS OF RIVER FINANCIAL

The obligations of River Financial to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as River Financial may waive such conditions in writing:

10.1Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of River Financial, all representations and warranties of Trinity contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Trinity shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

10.2Adverse Changes. Subject to the Trinity Disclosure Letter, there shall have been no changes after the date of the most recent balance sheet provided under Section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Trinity which constitute a Material Adverse Effect.

10.3Closing Certificate. In addition to any other deliveries required to be delivered hereunder, River Financial shall have received a certificate from Trinity executed by the CEO, President, or Vice President and from the Secretary or Assistant Secretary of Trinity dated as of the Closing certifying that:

(a)the board of directors of Trinity has duly adopted resolutions approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b)the shareholders of Trinity have duly adopted resolutions approving the Merger and such resolutions have not been amended or modified and remain in full force and effect;

(c)each person executing this Agreement on behalf of Trinity is an officer of Trinity holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(d)the articles of incorporation and bylaws of Trinity and Trinity Bank remain in full force and effect and have not been amended or modified since the date of this Agreement;

(e)to such persons’ Knowledge, the Proxy Statement delivered to Trinity’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Trinity for inclusion in such Proxy Statement); and

(f)Trinity is in compliance with the conditions of Sections 10.1 and 10.2 above.

10.4Support Agreements and Claims Letters. Each member of the Trinity board of directors that is a Trinity shareholder shall have delivered, in his or her capacity as a shareholder of Trinity, a support agreement substantially in the form attached as Exhibit B. Each member of the Trinity board of directors and the Trinity Bank board of directors, and each executive officer of Trinity and Trinity Bank, shall have delivered a claims letter substantially in the form attached as Exhibit C.

10.5Other Matters. There shall have been furnished to counsel for River Financial certified copies of such corporate records of Trinity and copies of such other documents as such counsel may reasonably have requested for such purpose, including certificates of existence and good standing of Trinity and each Trinity Subsidiary issued by the appropriate governmental Agency and dated within 15 days of the Effective Date.

10.6Dissenters. The number of shares as to which shareholders of Trinity have exercised and perfected their rights of dissent and appraisal as provided in the ABCL and Section 3.6 does not exceed 5 percent of the outstanding shares of common stock of Trinity.

10.7Material Events. There shall have been no determination by the board of directors of River Financial that the transactions contemplated by this Agreement have become impractical because of any state of war or declaration of a banking moratorium in the United States.

10.8Fairness Opinion. River Financial shall have received from Sheshunoff & Co. prior to the approval by the River Financial board of directors a letter setting forth its opinion that the Merger Consideration to be paid under the terms of this Agreement is fair to the shareholders of River Financial from a financial point of view, and such opinion shall not have been withdrawn or materially modified as of the Effective Date.

Article 11
TERMINATION OF REPRESENTATIONS AND WARRANTIES

All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall be deemed only conditions to the Merger and shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the next to last sentence of Section 7.5, and Sections 6.1(e), 7.2, 13.2(e), 13.2(f), 13.3, Article 11, Article 15 and any applicable definitions of Article 14, shall survive. The Confidentiality Agreement shall survive any termination of this Agreement.

Items disclosed in the Exhibits attached hereto or in any Disclosure Letter are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

Article 12
NOTICES

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

(a)If to Trinity:

J. Robbin Thompson
President and CEO
Trinity Bank

1479 West Main St.
Dothan, Alabama 36301
Telephone: (334) 702-2265
Email: robbinthompson@trinitybankusa.com

with copies to:

Ralph F. MacDonald, III
Heith D. Rodman
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309
Telephone: (404) 581-3939
Email: cmacdonald@jonesday.com
Email: hdrodman@jonesday.com

or as may otherwise be specified by Trinity in writing to River Financial.

(b)If to River Financial:

Jimmy Stubbs
CEO
River Bank & Trust
2611 Legends Drive
Prattville, Alabama 36066
Telephone: (334) 290-1012
Email:

with copies to:

Michael D. Waters, Esq.
Jones Walker LLP
1819 Fifth Ave N, Suite 1100
Birmingham, Alabama 35203
Telephone: (205) 244-5210
Email: mwaters@joneswalker.com

or as may otherwise be specified in writing by River Financial to Trinity.

Article 13
AMENDMENT OR TERMINATION

13.1Amendment. This Agreement may be amended by the written mutual consent of River Financial and Trinity before or after approval of the transactions contemplated herein by the shareholders of Trinity.

13.2Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Trinity, as follows:

(a)by the mutual written consent of the respective boards of directors of Trinity and River Financial;

(b)by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 10.1 of this Agreement in the case of River Financial and Section 9.1 of this Agreement in the case of Trinity;

(c)by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement to be performed on or before the date of termination which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Trinity or Article 10 as to River Financial shall not have been satisfied in full;

(d)by the board of directors of either River Financial or Trinity if all transactions contemplated by this Agreement shall not have been consummated on or prior to March 31, 2020 if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section;

(e)by Trinity, if before the Trinity Shareholders Meeting, the board of directors of Trinity authorizes Trinity, subject to complying with Section 6.2(c), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, provided that, upon such termination pursuant hereto Trinity shall pay promptly the sum of $810,000 to River Financial to reimburse River Financial for its expenses, and not as damages, incurred in connection with the Agreement;

(f)by River Financial, if (a) the board of directors of Trinity shall have recommended to the shareholders of Trinity that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than 20% of the outstanding Trinity Common Stock, (b) the board of directors of Trinity shall have effected a Change in Trinity Recommendation or recommended to the Trinity shareholders acceptance or approval of a Superior Trinity Proposal, (c) Trinity shall have notified River Financial in writing that Trinity is prepared to accept a Superior Trinity Proposal, or (d) the board of directors of Trinity shall have resolved to do any of the foregoing, provided that, upon such termination pursuant hereto Trinity shall pay promptly the sum of $810,000 to River Financial to reimburse River Financial for its expenses, and not as damages, incurred in connection with the Agreement;

(g)by the board of directors of Trinity or River Financial if the Merger and this Agreement are not approved by the shareholders of Trinity entitled to vote;

(h)By River Financial if any condition set forth in Articles 8 or 10 has not been satisfied as of the Effective Date or if satisfaction of such condition is or becomes impossible (other than through the failure of River Financial to fully comply with its obligations hereunder) and River Financial has not waived such condition; or

(i)By Trinity if any condition set forth in Articles 8 or 9 has not been satisfied as of the Effective Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Trinity to fully comply with its obligations hereunder) and Trinity has not waived such condition.

13.3Damages. In the event of termination pursuant to Section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that Trinity and River Financial shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement if the breach is the cause or basis for termination, provided that upon termination by Trinity or River Financial pursuant to Sections 13.2(e) or (f) above, Trinity, shall promptly pay to River Financial the sums set forth therein. Notwithstanding anything to the contrary, termination by Trinity or River Financial pursuant to Sections 13.2(e)-(g) above shall not entitle either Party to damages.

Article 14
DEFINITIONS

The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

ABCL	Alabama Business Corporation Law
ASBD	Means the Alabama State Banking Department
Acquisition Proposal

Shall mean, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to a, or any, tender, exchange, or cash offer to acquire 20% or more of the voting power in a Party or any of its Subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving a Party or any of its Subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in, or 20% or more of the business, revenue, net income, assets or deposits of, a Party or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the 1934 Act).

Agencies

Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the ASBD, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement	Shall mean this Agreement and Plan of Merger and the Exhibits and Disclosure Letters delivered pursuant hereto and incorporated herein by reference.
Assets

Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

Bank Merger Agreement	Shall mean the merger agreement respecting Trinity Bank and River Bank provided in Section 2.8 and Exhibit A hereto.
Business Day	Means any day that is not a Saturday or Sunday or a day on which the offices of banks in Alabama are authorized or required by Law or executive order to be closed.
Cash Value	Has the meaning set forth in Section 3.1.

Change in Trinity Recommendation	Has the meaning set forth in Section 6.2(b).
Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.
Code	The Internal Revenue Code of 1986, as amended.
Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Confidentiality Agreement	Has the meaning set forth in Section 6.2(c)(ii).
Contract

Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

CRA	Has the meaning set forth in Section 4.19.
Default

Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

Effective Date	Means the date and time at which the Merger becomes effective as defined in Section 2.7 hereof.
Environmental Laws	Means the Laws referred to in Section 4.24(g) hereof.
ERISA	The Employee Retirement Income Security Act of 1974, as amended.
Exhibits

Shall mean the Exhibits attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FDIC	Means the Federal Deposit Insurance Corporation.
GAAP	Means United States generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.
Hazardous Substance	Has the meaning set forth in Section 4.24(g).
Indemnified Parties	Has the meaning set forth in Section 6.1(e).

Intellectual Property

Shall mean copyrights, patents, trademarks, service marks, service names, domain names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

IRS	United States Internal Revenue Service.
Knowledge

Means the actual knowledge of the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit (or Lending) Officer, General Counsel or any Executive Vice President of River Financial or River Bank, as applicable, in the case of knowledge of River Financial, or of Trinity or Trinity Bank, as applicable, in the case of knowledge of Trinity.

Law

Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability

Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien

Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation

Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loss

Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material

For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect

(a) On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken at the request of a Party with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) as a result of the Merger and compliance with the provisions of this Agreement.

(b) No representation or warranty of any Party hereto contained in Article 4 or Article 5 (other than the representations and warranties in (i) Section 4.1/Section 5.1 (Organization), Section 4.4/Section 5.11 (No Conflict with Other Instrument), and Section 4.2/Section 5.2 (Capital Stock), which shall be true and correct in all material respects, and (ii) Section 4.5/Section 5.5 (Absence of Material Adverse Effect), which shall be true and correct in all respects) shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article 4 or Article 5, has had or is reasonably likely to have a Material Adverse Effect on such Party.

Maximum Amount	Has the meaning set forth in Section 6.1(e)(iii).
Merger	Has the meaning set forth in Section 2.1.
Merger Consideration	Has the meaning set forth in Section 3.1.
Order

Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Shall mean Trinity or River Financial, and “Parties” shall mean both Trinity and River Financial.
PBGC	Shall mean the Pension Benefit Guaranty Corporation.
Permit

Any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person

A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement	The proxy statement used by Trinity to solicit the approval of its shareholders of the transactions contemplated by this Agreement.
Registration Statement

The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by River Financial, and which has been agreed to by Trinity, to register the shares of River Financial Common Stock offered to shareholders of Trinity pursuant to this Agreement, including the Proxy Statement.

Regulatory Application	Has the meaning set forth in Section 6.1(b).
Representatives	Shall have the meaning set forth in Section 6.2(c)(i).
Resulting Bank	Shall have the meaning set forth in Section 2.8.
Resulting Corporation	Has the meaning set forth in Section 2.1.
River Bank	River Bank & Trust, River Financial’s wholly owned Subsidiary Bank, an Alabama banking corporation, with its principal office in Prattville, Alabama.
River Financial	River Financial Corporation, an Alabama corporation with its principal offices in Prattville, Alabama.
River Financial Common Stock	Has the meaning set forth in Section 4.2(a).
River Financial Company

Shall mean River Financial, River Bank, any Subsidiary of River Financial or River Bank, or any Person or entity acquired as a Subsidiary of River Financial or River Bank in the future and owned by River Financial or River Bank at the Effective Date.

River Financial Disclosure Letter	Has the meaning set forth in Article 4.
River Financial Health Plans	Has the meaning set forth in Section 6.1(d)(iii).
River Financial Plans	Has the meaning set forth in Section 4.27(a).
River Financial Tax Representation Letter	Has the meaning set forth in Section 6.1(d)(vi).
River Qualified Plan	Has the meaning set forth in Section 6.1(d)(v).
SEC	United States Securities and Exchange Commission.

SEC Documents	Has the meaning set forth in Section 4.13
Subsidiaries

Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Subsidiary Bank Merger	The merger of Trinity Bank with River Bank as provided in Section 2.8 and Exhibit A.
Superior Proposal

Means any unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Trinity board of directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) if consummated would be more favorable to the shareholders of Trinity from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by River Financial in response to such proposal pursuant to Section 6.2(c) or otherwise) and (ii) if accepted, is reasonably likely to be completed on the terms proposed.

Tax or Taxes

Means any federal, state, county, local, foreign, and other taxes, levies, duties, tariffs, imposts, assessments, charges, fares, and impositions imposed by a governmental authority, including any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, business, professional and occupational license, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate transfer, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax or other like assessment or charge of any kind whatsoever, as well as any interest, penalties, additions to tax and additional amounts imposed thereon or with respect thereto.

Technology Systems

Means electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property.

Trinity	Trinity Bancorp, Inc., an Alabama corporation, with its principal office in Dothan, Alabama.
Trinity Bank	Trinity Bank, an Alabama banking corporation with its principal office in Dothan, Alabama.
Trinity Bank Director	Has the meaning set forth in Section 2.8
Trinity Common Stock	Has the meaning set forth in Section 3.1.
Trinity Company

Shall mean Trinity, Trinity Bank, any Subsidiary of Trinity or Trinity Bank, or any Person or entity acquired as a Subsidiary of Trinity or Trinity Bank in the future and owned by Trinity or Trinity Bank at the Effective Date.

Trinity Director	Has the meaning set forth in Section 2.4.
Trinity Disclosure Letter	Has the meaning set forth in Article 5.
Trinity Health Plan	Has the meaning set forth in Section 6.1(d)(iii).
Trinity Plans	Has the meaning set forth in Section 5.16(a).
Trinity Qualified Plan	Has the meaning set forth in Section 6.1(d)(v).
Trinity Recommendation	Has the meaning set forth in Section 6.2(b).
Trinity Shareholders’ Meeting	Has the meaning set forth in Section 2.5.
Trinity Tax Opinion	Has the meaning set forth in Section 9.7.
Trinity Tax Representation Letter	Has the meaning set forth in Section 6.2(e).
1933 Act	The Securities Act of 1933, as amended.
1934 Act	The Securities Exchange Act of 1934, as amended.

Article 15
MISCELLANEOUS

15.1Expenses.

(a)Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. Trinity shall pay the expenses of the printing and mailing of the Proxy Statement. Notwithstanding the foregoing, upon consummation of the Merger, the Resulting Corporation shall pay any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs incurred by any River Financial or Trinity in connection with this Agreement and the transactions contemplated hereby.

(b)Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

15.2Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

15.3Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.

15.4Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

15.5Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

15.6Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

15.7Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. The words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, reference in this Agreement to (i) a Contract means such Contract as amended, supplemented, or modified from time to time, and (ii) Law means such Law as amended from time to time and any successor legislation thereto and any regulations promulgated thereunder. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

15.8Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

15.9Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

15.10Attorneys’ Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

15.11No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

15.12Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

15.13Entire Contract. This Agreement and the documents and instruments referred to herein, including, but not limited to, the Confidentiality Agreement, constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

[Signature Page to follow]

IN WITNESS WHEREOF, Trinity and River Financial have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

RIVER FINANCIAL CORPORATION

BY:
Name:
Its:

TRINITY BANCORP, INC.

BY:
Name:
Its:

Signature Page to Agreement and Plan of Merger

Exhibit A

AGREEMENT AND plan of merger

THIS AGREEMENT AND PLAN OF MERGER (this “Plan”) is made and entered into as of June 4, 2019 by and between River Bank & Trust, an Alabama banking corporation (“River Bank”), which is wholly owned by River Financial Corporation, an Alabama corporation (“River Financial”), and Trinity Bank, an Alabama banking corporation (“Trinity Bank”), which is wholly owned by Trinity Bancorp, Inc. in order to provide for the merger of Trinity Bank with and into River Bank under the charter of River Bank (the “Merger”).

PREAMBLE

A majority of the respective Boards of Directors of Trinity Bank and River Bank has approved this Plan and has authorized its execution and consummation, in connection with the Agreement and Plan of Merger between River Financial and Trinity dated as of June 4, 2019 (the “Parent Merger Agreement”).

AGREEMENT

In consideration of the premises and of the covenants contained herein, Trinity Bank and River Bank hereby make, adopt and approve this Plan and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect, as follows:

1.The Merger. Trinity Bank shall be merged with and into River Bank under the articles of incorporation and charter of River Bank pursuant to the provisions of, and with the effects provided in the Alabama Banking Code and the Alabama Business Corporation Law. River Bank shall be the survivor of the Merger, and is hereinafter referred to as the “Continuing Bank” when reference is made to River Bank as of the Effective date of the Merger or thereafter.

2.Effective Date of the Merger. Subject to the terms and conditions of this Plan, and upon satisfaction of all legal requirements, the Merger shall become effective on the date and time (the “Effective Date”) specified by River Bank, subject to and following the completion of the merger of Trinity with and into River Financial pursuant to the Parent Merger Agreement by filing appropriate articles of merger pursuant to Alabama law.

3.The Continuing Bank.

(a)On the Effective Date, the name of the Continuing Bank shall be “River Bank & Trust;” the articles of incorporation and bylaws of the Continuing Bank shall be the same as River Bank’s existing articles of incorporation and bylaws; the Continuing Bank’s main office shall be the main office of River Bank; and all offices, branches, agencies and facilities of Trinity Bank and River Bank which were in lawful operation or whose establishment had been approved at the Merger’s Effective Date shall be retained and operated or established and operated as offices, branches, agencies and facilities of the Continuing Bank.

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(b)On the Effective Date, all assets, rights, franchises and interests of Trinity Bank and River Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Continuing Bank by virtue of the Merger without any deed or other instrument of transfer to the Continuing Bank, and without any order or other action on the part of any court or otherwise; and the Continuing Bank shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Trinity Bank and River Bank, respectively, immediately prior to the Effective Date.

(c)On the Effective Date, the Continuing Bank shall be liable for all liabilities of Trinity Bank and River Bank, and all deposits, debts, liabilities, obligations and contracts of Trinity Bank and River Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against in the balance sheets, books of account or records of Trinity Bank or River Bank, as the case may be, shall be those of the Continuing Bank, and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either Trinity Bank or River Bank shall be preserved unimpaired.

4.Capital Stock.

(a)On the Effective Date, all shares of River Bank common stock shall continue to be issued and outstanding shares, and all shares of Trinity Bank common stock issued and outstanding immediately prior to the Effective Date shall, ipso facto, without any action on the part of any holder thereof, or any other party, be canceled. All of the shares of issued and outstanding Continuing Bank common stock shall be allocated to and received by River Financial Corporation.

(b)On the Effective Date, the equity capitalization of Trinity Bank existing immediately before the Effective Date shall be combined with the equity capitalization of River Bank existing immediately before the Effective Date, with the effect that the Continuing Bank shall have a capital structure after the Effective Date, in the aggregate, equal to the combined capital structures of Trinity Bank and River Bank existing immediately before the Effective Date subject to any adjustments as may be required by GAAP.

5.Board of Directors. On the Effective Date, the Board of Directors of the Continuing Bank shall consist of all persons who were directors of River Bank immediately before the Effective Date, who shall continue to serve as directors until their successors are duly elected and qualified, provided that Robbin Thompson, or such other designee selected by Trinity Bank and reasonably acceptable to River Bank, shall be added as a director as of the Effective Date.

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6.Approvals. This Plan shall be submitted to the respective shareholders of Trinity Bank and River Bank for ratification and confirmation in accordance with applicable provisions of law and the respective articles of incorporation and bylaws of Trinity Bank and River Bank. Trinity Bank and River Bank shall proceed expeditiously and cooperate fully in the procurement of any other Consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary or appropriate for consummation of the Merger and any other transactions contemplated hereby, including, without limitation, approvals of the Alabama State Banking Department and the Federal Deposit Insurance Corporation.

7.Conditions Precedent to the Merger. The Merger, and the obligations of Trinity Bank and River Bank to close the Merger, are subject to the following conditions, any of which, however, may be waived, to the extent permitted by law, by consent in writing executed by Trinity Bank or River Bank.

(a)This Plan, and the Merger contemplated hereby, shall have been ratified and confirmed by vote of the respective shareholders of Trinity Bank and River Bank as required by law;

(b)All Consents and approvals, including those of all regulatory agencies having jurisdiction, shall have been procured, and all other requirements prescribed by law and which are necessary for consummation of the Merger shall have been satisfied;

(c)The merger transaction provided for in the Parent Merger Agreement shall have been consummated in accordance with the Parent Agreement.

8.Tax Matters. The parties agree that, for U.S. federal income Tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code and Section 1.368-2(g) of the Treasury Regulations. The parties will report the Merger and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with such qualification unless, and then only to the extent, an alternative position is required pursuant to a final determination under applicable Law. No party will take any action or fail to take any action, or allow any affiliate to take any action or fail to take any action, that would reasonably be expected to prevent any of the foregoing.

9.Termination. If:

(a)Any action, suit, proceeding or claim has been instituted, made or threatened related to the proposed transaction which shall make consummation of the Merger inadvisable in the opinion of the Board of Directors of Trinity Bank or River Bank; or

(b)Any action, consent, or approval, governmental or otherwise, which is, or in the opinion of counsel for Trinity Bank or River Bank may be, necessary to permit or enable the Continuing Bank, on and after the Merger, to conduct all or any part of the business and activities of Trinity Bank as conducted or approved prior to the Effective date, shall not have been accomplished or obtained; or

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(c)The Parent Agreement shall have been terminated;

then this Plan may be terminated and abandoned by Trinity Bank or River Bank at any time before the Effective Date of the Merger, either before or after the shareholders’ vote, by giving written notice of such termination or abandonment to the other parties, such notice to be authorized or approved by a resolution adopted by the Board of Directors of the party giving the notice.

Upon termination by written notice as provided in this Section, this Plan shall be void and of no further force and effect, and there shall be no liability for such termination by reason of this Plan on the part of any party hereto, or the directors, officers, employees, agents, or shareholders of any of them.

10.Counterparts. This Plan may be executed in one or more identical counterparts, each of which when executed and delivered by the parties hereto shall be an original, but all of which together shall constitute a single agreement.

11.Amendment. Trinity Bank and River Bank, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Plan in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by the respective shareholders of Trinity Bank and River Bank.

[Remainder of page left blank intentionally]

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IN WITNESS WHEREOF, Trinity Bank and River Bank have caused this Plan to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

RIVER BANK AND TRUST

BY:
Jimmy Stubbs
Chief Executive Officer

TRINITY BANK

BY:

President and CEO

Signature Page to Agreement and Plan of Merger (Bank Merger)

EXHIBIT B

FORM OF SUPPORT AGREEMENT

June 4, 2019

River Financial Corporation

2611 Legends Drive

Prattville AL 36066

Gentlemen:

The undersigned is a director of Trinity Bancorp, Inc. (“Trinity”) or Trinity Bank (the “Bank”), or both, and is the beneficial owner of shares of common stock of Trinity (“Trinity Stock”).

Trinity and River Financial Corporation (“River Financial”) have executed an Agreement and Plan of Merger dated as of June 4, 2019 (the “Agreement”) pursuant to which Trinity will merge with River Financial (the “Merger”). River Financial has requested the execution and delivery of this letter agreement (“letter agreement”) as a condition to consummation of the transactions contemplated by the Agreement. In consideration of the substantial expenses that River Financial will incur in connection with the transactions contemplated by the Agreement and in order to induce River Financial to execute the Agreement and proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Trinity and not in his or her capacity as a director of Trinity or Bank, as follows:

1. (a) The undersigned, while this letter agreement is in effect, shall vote or cause to be voted all of the shares of Trinity Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, at the meeting of Trinity’s shareholders to be called and held following the date hereof, for the approval of the Agreement and the Merger. In addition, the undersigned shall vote the Trinity Stock against any Acquisition Proposal (as defined in the Agreement) or any amendment to Trinity’s articles of incorporation or bylaws or other proposal which would in any manner delay, impede, frustrate, prevent or nullify the Agreement or the Merger.

(b) The undersigned hereby covenants and agrees that between the date hereof and the termination of this letter agreement pursuant to paragraph 5 below, the undersigned shall not transfer or offer to transfer or consent to any transfer of any or all of the Trinity Stock without the prior written consent of River Financial, grant any proxy, power-of-attorney or other authorization or consent with respect to any or all of the Trinity Stock or deposit any or all of the undersigned’s Trinity Stock with a voting trust or enter into a voting agreement respecting the undersigned’s Trinity Stock, provided that the undersigned may transfer any or all of the Trinity Stock to any member of the undersigned’s immediate family, or upon the death of the undersigned, as long as the transferee agrees in writing, in form and substance reasonably satisfactory to River Financial, to be bound by all of the terms of this letter agreement.

B-1

(c) The undersigned waives and agrees not to exercise any rights of dissent and appraisal with respect to the Merger.

2. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, River Financial shall be entitled to seek temporary and permanent injunctive relief.

3. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary or otherwise and on behalf of others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Trinity and shall not in any way limit or affect actions the undersigned may take in his or her capacity as director of Trinity. Nothing in this letter agreement shall prevent the undersigned’s satisfaction of fiduciary duties as set forth in Section 6.2(d) of the Agreement, provided that the undersigned’s obligations hereunder shall not be affected by a Change in Trinity Recommendation (as defined in the Agreement) of the board of directors of Trinity as to the Merger.

4. This letter agreement shall automatically terminate and have no further force or effect upon the earlier of (i) termination of the Agreement in accordance with its terms, or (ii) consummation of the Merger.

5. This letter agreement shall in all respects be governed by, and construed in accordance with the laws of the State of Alabama, without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

6. This letter agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this letter agreement. This letter agreement is not intended to and does not confer upon any person other than the parties any legal or equitable rights or remedies, whether as third party beneficiaries or otherwise. No representation, warranty, inducement, promise, understanding or condition not set forth in this letter agreement or the Agreement has been made or relied upon by any of the parties to this letter agreement.

7. Any provision of this letter agreement may be waived by the party benefited by the provision, but only in writing. The parties hereto may not amend or modify this letter agreement except in such manner as may be agreed upon by a written instrument executed by the parties hereto.

8. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

B-2

IN WITNESS WHEREOF, the undersigned has executed this letter agreement as of the date first above written.

Very truly yours,

Signature

Name (please print)

Accepted and agreed to as of

the date first above written.

RIVER FINANCIAL CORPORATION

By:
Name:

Title:

Signature Page to Support Agreement

Exhibit C

FORM OF

CLAIMS LETTER

June 4, 2019

River Financial Corporation

2611 Legends Drive

Prattville, Alabama 36066

Ladies and Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of June 4, 2019 (the “Merger Agreement”), by and between River Financial Corporation (“River Financial”), and Trinity Bancorp, Inc., an Alabama corporation (“Trinity”).

Concerning claims which the undersigned may have against Trinity or any of its subsidiaries, including Trinity Bank (each, a “Trinity Entity”), in his or her capacity as an officer, director or employee of any Trinity Entity, and in consideration of the promises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2. Release of Certain Claims.

(a)The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each Trinity Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any Trinity Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Date, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, benefits under Trinity Plans, stock options and restricted stock grants, which contracts or rights have been disclosed in writing to River Financial in the Trinity Disclosure Letter, Schedule I to this letter or otherwise in writing on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)The parties acknowledge and agree that the Released Claims do not include any of the following:

(i)any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any Trinity Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Trinity Bank, (B) Claims as a depositor under any deposit account with Trinity Bank, (C) Claims as a depositor of deposits issued by Trinity Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any Trinity Entity; (E) Claims in his or her capacity as a shareholder of Trinity, and (F) Claims as a holder of any checks or instruments issued by or drawn on Trinity Bank;

(ii)	the Claims excluded in Section 2(a)(i) above;
(iii)

any Claims that the undersigned may have under the Merger Agreement, including, but not limited to, any right to indemnification and any right to continuing coverage under directors’ and officers’ liability insurance policies; or

(iv)any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any Trinity Entity, under Alabama law or the Merger Agreement.

(v)	any rights or Claims listed on Schedule I to this letter.

Section 3.Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

Section 4.Miscellaneous.

(a)This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Alabama, without regard for conflict of law provisions.

(b)This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(d)This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(e)The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f)This letter shall become effective upon the consummation of the Merger on the Effective Date, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall terminate simultaneously and shall be of no further force or effect.

(g)If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h)Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers in this Section.

(i)Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in state or federal courts in the United States District Court, Northern District of Alabama. Each party consents to the jurisdiction of such Alabama court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Alabama court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

[Signature Page Follows]

Sincerely,

Signature of Director

Name of Director

Signature Page – Claims Letter

On behalf of River Financial Corporation, I hereby acknowledge receipt of this letter as of this _____ day of ___________, 2019.

RIVER FINANCIAL CORPORATION

By:
Name:	Jimmy Stubbs
Title:	Chief Executive Officer

Signature Page – Claims Letter

Schedule I to Claims Letter

1.	Any and all rights under Trinity Plans.
2.	[add any relevant items]

Schedule I to Claims Letter

Exhibit D

EMPLOYEE TERM SHEET

Robbin Thompson

a.	President for the Wiregrass Region
b.	Annual salary of $162,450
c.	Participation in RB&T Relationship Manager annual bonus plan
d.

Change in control agreement equivalent to the of other Executive Officers other than Chief Executive Officer and President (in substantially the form set forth in the River Financial Disclosure Letter)

e.

Incentive stock options on 5,000 shares of River Financial Common Stock vested at 20% per year over the first five years at an exercise price equal to the fair market value of the stock at the date of the close of the proposed transaction (pursuant to an incentive option award agreement in substantially the form set forth in the River Financial Disclosure Letter)*

f.	An immediate one-time increase in annual salary equal to the annual amount of country club dues currently in effect at the date of the close of the proposed transaction
g.	Monthly car allowance in the net amount of $350
h.	Shall be a member of the Officers Loan Committee with the following loan approval authorities:

i.$500,000 for loans secured by first real estate mortgages

ii.$300,000 secured by other collateral

iii.$100,000 for unsecured loans and overdrafts.

i.	All other employee benefits in effect at the date of the close of the proposed transaction

Joe Sanders

a.	Senior Vice President for the Wiregrass Region
b.	Annual salary of $120,000
c.	Participation in RB&T Relationship Manager annual bonus plan
d.

Incentive stock options on 2,500 shares of River Financial Common Stock vested at 20% per year over the first five years at an exercise price equal to the fair market value of the stock at the date of the close of the proposed transaction (pursuant to an incentive option award agreement in substantially the form set forth in the River Financial Disclosure Letter)*

e.	An immediate one-time increase in annual salary equal to the annual amount of country club dues currently in effect at the date of the close of the proposed transaction
f.	Shall be a member of the Officers Loan Committee with the following loan approval authorities:

Exhibit D

i.$250,000 for loans secured by first real estate mortgages

ii.$100,000 secured by other collateral

iii.$50,000 for unsecured loans and overdrafts.

g.	All other employee benefits in effect at the date of the close of the proposed transaction

Lori Nelson

a.	Annual salary of $63,250
b.	Participation in RB&T Relationship Manager annual bonus plan
c.

Incentive stock options on 1,000 shares of River Financial Common Stock vested at 20% per year over the first five years at an exercise price equal to the fair market value of the stock at the date of the close of the proposed transaction (pursuant to an incentive option award agreement in substantially the form set forth in the River Financial Disclosure Letter)*

d.	All other employee benefits in effect at the date of the close of the proposed transaction

* Number of shares of River Financial Common Stock and exercise price of the option subject to adjustment in accordance with Section 3.4 of the Agreement.

Exhibit D